   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 PETSMART, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                                                94-3024325
   (State of Incorporation)                                     (I.R.S. Employer
                                                                 Identification
                                                                      No.)

                              19601 N. 27TH AVENUE
                               PHOENIX, AZ 85027
                                 (602) 580-6100
         (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                                SAMUEL J. PARKER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 PETSMART, INC.
                              19601 N. 27TH AVENUE
                               PHOENIX, AZ 85027
                                 (602) 580-6100

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                            ALAN C. MENDELSON, ESQ.
                            ROBERT J. BRIGHAM, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                              PALO ALTO, CA 94306
                                 (650) 843-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
                TITLE OF CLASS OF                     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED           SHARE(1)            PRICE(1)        REGISTRATION FEE
6 3/4% Convertible Subordinated Notes due 2004...     $200,000,000            100%            $200,000,000         $60,606.06
Common Stock, par value $.0001 per share(2)......          --                  --                  --                  --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933 based upon the proposed offering price of the convertible securities.

(2) Such currently indeterminate number of shares of Common Stock as shall be issuable from time to time upon conversion of the 6-3/4% Convertible Subordinated Notes due 2004 being registered hereby.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE MADE OR ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1997
PROSPECTUS

                                  $200,000,000

                                     [LOGO]

                 6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

    This Prospectus relates to the public offering and sale from time to time by the holders (the "Selling Securityholders") of (i) up to $200,000,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of PETsMART, Inc., a Delaware corporation ("PETsMART" or the "Company") and (ii) the shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Stock") into which the Notes are convertible (the "Conversion Shares"). Interest on the Notes is payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998. The Notes will mature on November 1, 2004. The Notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of Common Stock at a conversion price of $8.75 per share (initially equivalent to a conversion rate of 114.2857 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. On November 24, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market (symbol "PETM") was $7.00 per share.

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. The Notes do not provide for any sinking fund. Upon the occurrence of a Change of Control (as defined), the Company will be required to offer to purchase the Notes at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes."

    The Notes are general subordinated obligations of the Company and are subordinated in right of payment to all current and future Senior Indebtedness (as defined) of the Company. In addition, the Notes are structurally subordinated to all current and future liabilities of the Company's subsidiaries. At August 3, 1997, after giving effect to the sale of $200,000,000 of the Notes in November 1997 and the application of the net proceeds therefrom, the Company would have had approximately $67.9 million of Senior Indebtedness outstanding and, excluding intercompany indebtedness, the Company's subsidiaries would have had approximately $42.5 million of liabilities, primarily trade payables, which would have effectively ranked senior to the Notes. The Indenture (as defined) will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. See "Description of Notes."

    Prior to this offering, there has been no public market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through any automated quotation system. The Notes have been designated as eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. upon issuance. The Notes are not expected to remain eligible for trading on the PORTAL System. There can be no assurance that any trading market will develop for the Notes.

    The Notes were issued by the Company in November 1997 and were sold to "qualified institutional buyers" (as defined) in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in sales outside the United States within the meaning of Regulation S under the Securities Act.

    The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Notes or the Conversion Shares offered hereby from time to time on terms to be determined at the time of sale. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Notes or Conversion Shares to be made directly or through agents. The Company will not receive any proceeds from the sale of Notes or Conversion Shares by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

    The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares will be the purchase price of such Notes or Conversion Shares sold less the aggregate agents' commissions and underwriters' discounts. The Selling Securityholders are entitled to registration of their Notes and Conversion Shares pursuant to a Registration Rights Agreement dated as of November 7, 1997 (the "Registration Rights Agreement") and this offer is intended to satisfy the rights granted by the Registration Rights Agreement. The Company has agreed to pay substantially all of the expenses of the offering of the Notes and the Conversion Shares by holders thereof other than underwriting discounts and commissions, if any. The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is                  .

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

    The Company has agreed that if, at any time while the Notes or the Common Stock issuable upon conversion of the Notes are "restricted securities" within the meaning of the Securities Act, and the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will promptly furnish or cause to be furnished upon request of a Holder of restricted securities and to qualified prospective purchasers designated by such Holders, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act, to the extent required to permit compliance with Rule 144A in connection with resales of Notes and such Common Stock.

                             ADDITIONAL INFORMATION

    A registration statement on Form S-3 with respect to the Notes and Conversion Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Conversion Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company, filed with the Commission under the Exchange Act (File No. 0-21888), are hereby incorporated by reference into this
Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 2, 1997, filed on April 28, 1997;

    (b) The Company's Proxy Statement for its Annual Meeting of Stockholders, filed on May 16, 1997, as amended May 19, 1997;

    (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1997, filed on June 11, 1997;

    (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 1997, filed on September 16, 1997;

    (e) The Company's Current Report on Form 8-K dated August 4, 1997, filed on August 21, 1997; and

    (f) The Company's Current Report on Form 8-K dated October 27, 1997, filed on November 12, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations, PETsMART, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    The discussion in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which are intended to identify forward-looking statements and appear throughout this Prospectus and include statements regarding the intent, belief, or current expectations of the Company, primarily with respect to the operations of the Company or related industry developments. Prospective purchasers of the Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference herein. Factors that could cause or contribute to such differences include, but are not limited to, superstore performance, success of implementing the Company's new management information system, risk of dependence on certain product lines and on third-party vendors, seasonal fluctuations and litigation risks, as well as those risks discussed elsewhere in this Prospectus and in any documents incorporated herein by reference.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO THE FISCAL YEARS ENDING ON THE SUNDAY CLOSEST TO JANUARY 31 OF THE FOLLOWING CALENDAR YEAR. REFERENCES TO THE SECOND QUARTER 1996 AND SECOND QUARTER 1997 REFER TO THE 26 WEEKS ENDED JULY 28, 1996, AND AUGUST 3, 1997, RESPECTIVELY. UNLESS OTHERWISE STATED IN THIS PROSPECTUS OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "PETSMART" OR THE "COMPANY" ARE TO PETSMART, INC. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

                                  THE COMPANY

    PETsMART is the largest operator of superstores specializing in pet food, supplies and services in North America and the United Kingdom. At October 5, 1997, PETsMART operated 455 superstores, consisting of 371 superstores in the United States, 74 superstores in the United Kingdom and 10 superstores in Canada. PETsMART offers a complete assortment of pet products, at prices typically below those offered by supermarkets, mass merchandisers and traditional pet food and supply retailers, as well as a wide range of pet services. PETsMART's superstores utilize a hybrid retail-warehouse format that reinforces the image of warehouse shopping at discount prices, enhances merchandise presentation and provides a fun shopping experience for customers and their pets.

    The pet food, supplies and services business, fueled by growth in pet populations and the trend toward better pet care, generated U.S. sales of approximately $31 billion in 1996. According to recent estimates, approximately 58 million U.S. households, or over half of all U.S. households, own at least one pet and over half of pet-owning households own more than one pet. Pet food, primarily dog and cat food, represents the largest volume category of pet-related products, with 1996 U.S. sales estimated at approximately $9 billion. Of this amount, premium pet food accounted for approximately 25% of the total and has represented an increasing share of the pet food market in recent years. U.S. sales of pet supplies were approximately $3.3 billion in 1996. In addition, 1996 U.S. sales of pet services, which include veterinary services, grooming, boarding and obedience training, were estimated at approximately $11 billion.

    The Company's U.S. prototype superstore carries approximately 12,000 pet-related items. PETsMART sells an extensive selection of pet food and treats, including premium labels such as Science Diet and IAMS, other national brands such as Purina, Alpo and Friskies, as well as PETsMART's own corporate brands. PETsMART is the largest volume retailer in the world of premium pet foods. PETsMART also offers a broad assortment of pet supplies including collars, leashes, health and beauty aids, shampoos, medications, toys, animal carriers, dog houses, cat furniture and equestrian supplies. In addition to pet food and supplies, PETsMART sells fresh water tropical fish and, in certain superstores, domestically bred birds, small animals and reptiles.

    Unlike its principal competitors, PETsMART offers a wide range of services for the pet owner, including on-site veterinary care and grooming in most superstores, obedience classes and the Luv-A-Pet adoption program for dogs and cats. At October 5, 1997, veterinary clinics were operating in 190 PETsMART stores in North America. Veterinary clinics operated in PETsMART stores generally offer routine examinations and vaccinations, dental care, pharmacy and most surgical procedures. The Company's prototype 2,000 square foot in-store clinic provides state-of-the-art operating and examining rooms, as well as on-site X-ray machines and blood diagnostic equipment. These clinics offer customers more sophisticated services than traditional veterinary competitors typically provide. In addition, many PETsMART stores without these full-service veterinary clinics offer routine vaccination and wellness services.

    PETsMART's superstores are generally located in sites co-anchored by strong consumables-oriented retailers or other destination superstores, typically in or near major regional shopping centers. The Company's U.S. prototype superstore is 26,000 square feet in size. In addition, PETsMART is opening smaller 22,000 square foot superstores in Canada and 10,000 to 15,000 square foot superstores in the United Kingdom, in each case using store formats specifically adapted to meet the unique characteristics of those markets. PETsMART has also opened hybrid pet/equine megastores of up to 40,000 square feet to serve selected regional trade areas in the United States which have high rates of horse ownership. Finally, the Company is experimenting with a 20,000 square foot superstore to allow it to effectively access smaller communities in the United States. Of the Company's 371 superstores in the United States at October 5, 1997, 280 were 26,000 square foot prototype superstores.

    PETsMART Direct, the Company's catalog operation, is the leading direct-mail retailer of pet-related and equine products in North America. PETsMART Direct sells pet supplies through three catalogs: R.C. Steele, Pedigrees and Groomer Direct. PETsMART Direct also offers discount brand tack, riding apparel and equine supplies through four additional catalogs: State Line Tack Western, State Line Tack English, Wiese Equine Supply and National Bridle Shop. In fiscal 1996, PETsMART Direct circulated more than 37 million catalogs. PETsMART Direct's proprietary customer database currently contains the names of approximately 1.2 million customers who have made a purchase from PETsMART Direct catalogs within the past 24 months.

    PETsMART's store base has grown rapidly since the Company's inception in 1986 through the opening of new stores and through the acquisitions of The Weisheimer Companies, Inc. ("PETZAZZ") in March 1994, Petstuff, Inc. ("Petstuff") in June 1995, The Pet Food Giant, Inc. ("Pet Food Giant") in September 1995, and Pet City Holdings plc ("Pet City") in December 1996. The Company also acquired two leading catalog retailers, Sporting Dog Specialties, Inc. ("Sporting Dog") in May 1995 and State Line Tack, Inc. ("State Line Tack") in January 1996.

    The Company's principal executive offices are located at 19601 North 27th Avenue, Phoenix, Arizona 85027 and its telephone number is (602) 580-6100. The Company's home page on the World Wide Web, which contains store locations and other information about the Company, can be accessed at http://www.petsmart.com.

                              RECENT DEVELOPMENTS

    In November 1997, $200,000,000 of Notes were issued by the Company and sold to "qualified institutional buyers" (as defined in Rule 144A of the Securities
Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States within the meaning of Regulation S under the Securities Act. The net proceeds to PETsMART from the sale of the Notes were approximately $193,250,000.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THE OFFERING OF THE NOTES AND THE CONVERSION SHARES, TOGETHER WITH THE INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, BEFORE MAKING AN INVESTMENT IN THE NOTES OR THE CONVERSION SHARES.

PERFORMANCE OF SUPERSTORES

    PETsMART currently operates superstores in many of the major market areas of North America and the United Kingdom. In North America, the Company's current plans for fiscal 1998 include opening an aggregate of 50 superstores in existing markets and 25 superstores in new markets, of which 17 are considered to be single store markets. Additionally, the Company anticipates opening up to 20 superstores in the United Kingdom in fiscal 1998. It has been the Company's experience that superstores opened in existing markets may result in some cannibalization of the sales of other PETsMART superstores already in operation in those markets. In addition, as a result of the Company's rapid expansion in recent years, many of its superstores are still relatively immature. Approximately one-third of the Company's North America superstores have been opened since the beginning of fiscal 1996. As superstores reach maturity the rate of comparable store sales increases tends to decline. The Company believes that these factors have contributed to the decline in the rate of comparable store sales increases which it has reported in recent years. PETsMART's comparable store sales increases were 19.1% in fiscal 1994, 12.5% in fiscal 1995, 11.9% in fiscal 1996 and 5.1% for the first half of fiscal 1997. As a result of new store openings in existing markets and because mature superstores will represent an increasing proportion of the Company's store base over time, it is likely that the Company's comparable store sales increases will continue to be lower than historical levels. There can be no assurance that new or existing superstores will perform in accordance with historical patterns or current management expectations, or that any cannibalization of sales will not be greater than historical experience or current management expectations. Operating margins are also expected to be impacted by new superstore openings because of the recognition of preopening expenses and the lower sales volumes characteristic of immature stores. Compared to results achieved in other regions, the Company has experienced lower comparable store sales increases and levels of store contribution in certain North American geographic regions that it has recently entered. In addition, certain operating costs, particularly those related to occupancy, are expected to be higher than historical levels in some of these newly-entered geographic regions and tight labor markets in certain areas are expected to increase store personnel expenses more rapidly than historical trends. As a result of the expected slower overall rate of comparable store sales increases and the impact of these rising costs, the Company expects its store contribution and operating margins to continue to be lower than historical levels in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

NEW INFORMATION SYSTEM

    The Company's existing information systems are not fully integrated on a worldwide basis. PETsMART has completed the conceptual design of an integrated, worldwide information system which will feature a common set of applications. The Company is currently negotiating with various vendors with respect to the hardware and software needs associated with this system. It is anticipated that the development and implementation of the new system will require significant capital expenditures, operating expense and management effort to complete. There can be no assurance that the new system will be developed, tested and implemented on a timely basis, or at all, or that it will deliver the anticipated operational benefits in a reliable manner. Failure to complete the new system, or to do so on a timely basis, could materially adversely affect the Company's future operating results or its ability to expand. Costs of the new system will be expensed as incurred or capitalized and expensed in future periods. The new system will require significant financing, a portion of which will be provided by the November 1997 Note offering. The Company estimates that its costs in connection with the development and implementation of the new system, before giving consideration to any lease financing that may be available, will be up to $20 million annually through fiscal 2000. The Company believes that certain hardware and software components of the new system may be leased, although there can be no assurance that such lease financing will be available to the Company on acceptable terms. There also can be no assurance that the actual costs for the new system will not exceed current estimates or extend beyond fiscal year 2000. In the event that additional financing is required to complete the Company's new information system, there can be no assurance that such additional financing will be available to the Company on acceptable terms.

INTERNATIONAL OPERATIONS

    The Company entered the European market by acquiring Pet City in December 1996 and operated 74 superstores in the United Kingdom at October 5, 1997. The Company also recently entered the Canadian market, where it operated ten superstores at October 5, 1997. Operating these businesses requires significant management and financial resources. In particular, international operations require coordination of geographically separate management organizations, the integration of personnel with disparate cultural and business backgrounds and an understanding of the relevant differences in the legal and regulatory environments. The Company had not previously operated stores outside of the United States and there can be no assurance that PETsMART will be able to do so successfully. As the Company's international operations expand, PETsMART's results will be increasingly affected by the risks of such activities, including fluctuations in currency exchange rates, changes in international regulatory requirements, country-specific labelling requirements and customer preferences, international staffing and employment issues, tariff and other trade barriers, the burden of complying with foreign laws, including tax laws, and political and economic instability and developments. Presently, the United Kingdom store expansion program is, and is anticipated to continue to be, financed in large part by North American operations and financing sources, including a portion of the proceeds of the 1997 Note offering. There can be no assurance that the North American operations will continue to be able to provide funding for the opening of superstores in the United Kingdom or that adequate alternative sources of capital could be obtained on acceptable terms. The Credit Facility contains covenants restricting the amounts invested in certain foreign subsidiaries, including Pet City. See "Description of Credit Facility."

THREATENED LITIGATION

    A former Pet City affiliate has retained counsel in the United States and made allegations claiming that the Company misled the shareholders of Pet City at the time of the acquisition of Pet City concerning PETsMART's business, finances and prospects. On September 30, 1997, shortly after the receipt of the allegations by PETsMART, Richard Northcott, the former Chairman of Pet City, resigned as a director of the Company. No litigation has been filed with respect to this matter, and the Company believes that the allegations are without merit. Nevertheless, there can be no assurance that one or more former Pet City affiliates will not initiate litigation seeking monetary damages or an equitable remedy.

EXPANSION PLANS

    PETsMART has expanded since its inception in 1986 to 381 superstores in North America and 74 superstores in the United Kingdom at October 5, 1997. For the remainder of fiscal 1997, the Company currently anticipates opening an additional eight superstores in North America and seven superstores in the United Kingdom. In North America, the Company currently anticipates opening an additional 75 superstores in fiscal 1998 and 55 superstores in fiscal 1999. The Company also currently anticipates opening up to 20 new superstores annually in the United Kingdom. The Company's ability to open additional superstores is dependent on adequate sources of capital for leasehold improvements, fixtures and inventory, preopening expenses, the training and retention of skilled managers and personnel and other factors, some of which may be beyond the Company's control. Presently, the Company's store expansion plans are expected to be financed by cash flow from operations, lease financing, a portion of the proceeds from the November 1997 Note offering and borrowing capacity under the Credit Facility. To the extent the Company is unable to obtain adequate financing for new store growth on acceptable terms, the Company's ability to open new superstores will be negatively impacted. As a result, there can be no assurance that the Company will be able to achieve its current plans for the opening of new superstores. Any failure by PETsMART to expand its distribution capabilities or other internal systems or procedures as required could also adversely affect its ability to support its planned new store growth.

    While the Company has no present plans with respect to future acquisitions or disposition of assets, the Company may make additional acquisitions in the future. Future acquisitions by the Company, if any, could result in potentially dilutive issuances of securities, the incurrence of additional debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability. The Company's operating results also could be adversely affected if it is unable to successfully integrate any future acquisition into its operations.

    PETsMART routinely evaluates its strategic alternatives with respect to each of its superstores, the operations of PETsMART Direct and the Company's other operating assets and investments. In connection with such evaluation, the Company may elect to close superstores or to sell or otherwise dispose of selected assets or investments. There can be no assurance that any such future sale or disposition would be achieved on terms favorable to the Company. Additionally, the Company has announced its intention to close 33 U.S. superstores, including 31 of the smaller former Petstuff, Pet Food Giant and PETZAZZ superstores, and to replace 24 of them with 26,000 square foot prototype superstores. At October 5, 1997, seven of these superstores had been closed and two replacement superstores had been opened.

RELIANCE ON VENDORS AND PRODUCT LINES

    PETsMART does not have any long-term supply contracts with any of its premium food or other product vendors. Sales of premium pet food for dogs and cats, such as Science Diet and IAMS, make up a significant portion of PETsMART's revenues. Currently, the major vendors of premium pet foods do not permit these products to be sold in supermarkets, warehouse clubs or through other mass merchandisers. The Company could be materially adversely affected were any of these vendors to make their products available in supermarkets or through mass merchandisers, or if the grocery brands currently available to such retailers were to gain market share at the expense of the premium brands sold only through specialty pet food and supply outlets.

    PETsMART's principal vendors currently provide it with certain incentives, such as trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives could have a material adverse effect on the Company.

    The Company purchases significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that PETsMART's current pet supply vendors will be able to accommodate the Company's anticipated growth. PETsMART is continually seeking to expand its base of pet supply vendors and to identify new pet supply products. Additionally, the Company purchases significant amounts of pet supplies from vendors outside of the United States. There can be no assurance that the Company's overseas vendors will be able to satisfy PETsMART's requirements, including timeliness of delivery, acceptable product quality, packaging and labeling requirements, and other requirements of the Company. An inability of PETsMART's existing vendors to provide products in a timely or cost-effective manner could have a material adverse effect on the Company. While the Company believes its vendor relationships are satisfactory, any vendor could discontinue selling to the Company at any time.

COMPETITION

    The pet food and supply retailing industry is highly competitive. PETsMART competes with supermarkets, warehouse clubs and mass merchandisers, many of which are larger and have significantly greater resources than PETsMART. PETsMART also competes with a number of pet supply warehouse or specialty stores, smaller pet store chains and independent pet stores. The industry has become increasingly competitive due to the entrance of other specialty retailers into the pet food and supply market, some of which have developed store formats similar to PETsMART's. There can be no assurance that the Company will not face greater competition from these or other retailers in the future. In particular, if any of the Company's major competitors seek to gain or retain market share by reducing prices, the Company may reduce its prices in order to remain competitive, which could have a material adverse effect on the Company.

QUARTERLY AND SEASONAL FLUCTUATIONS

    The timing of new superstore openings may cause the Company's quarterly results of operations to fluctuate. In addition, the Company's business is subject to some seasonal fluctuation. PETsMART typically realizes a higher portion of its net sales and operating profit during the fourth fiscal quarter. In addition, sales of certain of the Company's products and services designed to address pet health needs, such as flea and tick problems, have been and are expected to continue to be negatively impacted by the introduction of alternative pharmaceutical treatments, as well as by variations in weather conditions. In addition, because PETsMART superstores typically draw customers from a large trade area, sales may be impacted by adverse weather or travel conditions.

SUBORDINATION OF NOTES

    The Notes are general subordinated obligations of the Company and are subordinated in right of payment to all current and future Senior Indebtedness. In addition, the Notes are structurally subordinated to all current and future liabilities of the Company's subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. At August 3, 1997, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, the Company would have had approximately $67.9 million of Senior Indebtedness outstanding, and excluding intercompany indebtedness, the Company's subsidiaries would have had approximately $42.5 million of liabilities, principally trade payables, which would have effectively ranked senior to the Notes. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Borrowings under the Credit Facility will constitute Senior Indebtedness. The Credit Facility contains certain restrictions on the Company's ability to incur additional indebtedness. In the event of a payment default with respect to Senior Indebtedness, no payments may be made on account of the Notes until such default has been cured or waived. In addition, under certain circumstances, no payments with respect to the Notes may be made for a period of up to 179 days if certain non-payment defaults exist with respect to Senior Indebtedness of the Company. See "Description of Notes--Subordination," and "Description of Credit Facility."

ANTI-TAKEOVER MEASURES

    The PETsMART Restated Certificate of Incorporation, as amended (the "Restated Certificate") and the PETsMART By-laws include provisions that may delay, defer or prevent a change in management or control that holders of Notes or stockholders might consider to be in their best interests. These provisions include (i) a classified Board of Directors consisting of three classes, (ii) the ability of the Board of Directors to issue without stockholder approval up to 10,000,000 shares of preferred stock in one or more series with such rights, obligations, and preferences as the Board of Directors may determine, (iii) no right of stockholders to call special meetings of stockholders, (iv) no right of stockholders to act by written consent and (v) certain advance notice procedures for nominating candidates for election to the Board of Directors. In addition, the Restated Certificate requires a 66 2/3% vote of stockholders to (i) alter or amend the PETsMART By-laws, (ii) remove a director without cause, or (iii) alter, amend or repeal certain provisions of the Restated Certificate. The Restated Certificate does not permit cumulative voting. In August 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan, commonly referred to as a "poison pill." The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

    Since the initial public offering of the Company's Common Stock in July 1993, the market value of the Company's Common Stock has been subject to significant fluctuation. The market price of the Common Stock may continue to be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

    PETsMART has never paid any cash dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, under the terms of the Credit Facility, the Company is prohibited from paying any cash dividends without prior bank approval.

LIMITED PUBLIC MARKET FOR THE NOTES AND RESTRICTIONS ON TRANSFER

    Prior to this offering, the Notes have been eligible for trading on the PORTAL Market. The Notes sold pursuant to this Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Notes are not listed on any national securities exchange in the United States and are not quoted in the Nasdaq Stock Market. There can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to offer to purchase the Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange adequate financing on acceptable terms, to pay for the repurchase of all Notes tendered by holders thereof. In addition, the Company's repurchase of the Notes as a result of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of the Credit Facility and other agreements related to borrowings which the Company may enter into from time to time. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Notes and the Conversion Shares by the Selling Securityholders in the offering.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is traded on the Nasdaq National Market under the symbol "PETM." Public trading of the Common Stock commenced on July 23, 1993. The following table sets forth for the periods indicated the high and low price per share of the Common Stock on the Nasdaq National Market, as adjusted for the 2-for-1 stock split effected as a stock dividend on July 19, 1996 and for the 3-for-2 stock split effected as a stock dividend on May 1, 1995. These prices represent quotations among dealers without adjustments for retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

FISCAL 1995                                                     HIGH        LOW
                                                              ---------  ---------
First Quarter ended April 30, 1995..........................  $   13.09  $   10.42
Second Quarter ended July 30, 1995..........................      15.75      10.88
Third Quarter ended October 29, 1995........................      18.06      13.63
Fourth Quarter ended January 28, 1996.......................      18.00      12.63


FISCAL 1996
First Quarter ended April 28, 1996..........................  $   22.50  $   14.88
Second Quarter ended July 28, 1996..........................      24.00      18.56
Third Quarter ended October 27, 1996........................      29.88      22.38
Fourth Quarter ended February 2, 1997.......................      27.00      20.38

FISCAL 1997
First Quarter ended May 4, 1997.............................  $   23.00  $   11.00
Second Quarter ended August 3, 1997.........................      12.75       9.81
Third Quarter ended November 2, 1997........................      12.25       6.44
Fourth Quarter ending February 1, 1998 (through November
  24).......................................................       8.00       6.25

    On November 24, 1997, the closing sale price reported by the Nasdaq National Market for the Common Stock was $7.00. At October 5, 1997, there were 5,247 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

    PETsMART has never paid any cash dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, under the terms of its Credit Facility, the Company is prohibited from paying any cash dividends without prior bank approval.

                                 CAPITALIZATION

    The following table sets forth at August 3, 1997, (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the November 1997 sale of the Notes and the application of the net proceeds therefrom.

                                                                                         AT AUGUST 3, 1997
                                                                                      -----------------------
                                                                                        ACTUAL    AS ADJUSTED
                                                                                      ----------  -----------
                                                                                       (IN THOUSANDS, EXCEPT
                                                                                        SHARE AND PER SHARE
                                                                                               DATA)
Cash and cash equivalents...........................................................  $   34,511   $ 146,761
                                                                                      ----------  -----------
                                                                                      ----------  -----------
Short term debt:
  Current portion of capital lease obligations......................................  $    8,693   $   8,693
  Credit Facility(1)................................................................      81,000      --
                                                                                      ----------  -----------
    Total short term debt...........................................................      89,693       8,693
                                                                                      ----------  -----------
Long term debt:
  Long term capital lease obligations(2)............................................      59,216      59,216
    6 3/4% Convertible Subordinated Notes due 2004..................................      --         200,000
                                                                                      ----------  -----------
    Total long term debt............................................................      59,216     259,216
                                                                                      ----------  -----------
Stockholders' equity:
  Preferred Stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued
    or outstanding..................................................................      --          --
  Common Stock, $0.0001 par value, 250,000,000 shares authorized; 115,155,177 shares
    issued and outstanding(3).......................................................          11          11
  Additional paid-in capital........................................................     381,662     381,662
  Cumulative foreign currency translation adjustments...............................       1,515       1,515
  Accumulated deficit...............................................................     (50,160)    (50,160)
                                                                                      ----------  -----------
    Total stockholders' equity......................................................     333,028     333,028
                                                                                      ----------  -----------
      Total capitalization..........................................................  $  481,937   $ 600,937
                                                                                      ----------  -----------
                                                                                      ----------  -----------

--------------------------

(1) At August 3, 1997, in addition to the $81.0 million of borrowings outstanding under the Credit Facility, an additional $6.6 million was committed under the Credit Facility for letters of credit. At October 5, 1997, borrowings of $98.0 million were outstanding under the Credit Facility. Upon the effectiveness of the Amendment, the Company's ability to borrow under the Credit Facility will be subject to certain borrowing base limitations. See "Description of Credit Facility."

(2) See Note 4 of Notes to Consolidated Financial Statements incorporated by reference herein regarding operating leases.

(3) Excludes 12,608,067 shares of Common Stock reserved for issuance as of August 3, 1997 upon the exercise of outstanding stock options. At such date, the weighted average exercise price of outstanding options was $14.38 per share.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" have been derived from the historical financial statements of the Company. The selected financial data for the 26 weeks ended July 28, 1996 and August 3, 1997 have been derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. The operating results for the 26 weeks ended August 3, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year ending February 1, 1998. The as adjusted financial data presented below give effect to the November 1997 Note offering and the application of the net proceeds therefrom and certain adjustments as described in the accompanying footnotes. Such data do not purport to represent what the Company's results of operations or financial position would have been had the November 1997 Note offering been consummated on the date specified or to project the Company's results of operations or financial position for any future period or date. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.

                                                              FISCAL YEAR ENDED(1)                        26 WEEKS ENDED
                                              -----------------------------------------------------  ------------------------
                                              JAN. 31,   JAN. 30,   JAN. 29,   JAN. 28,    FEB. 2,   JULY 28,      AUG. 3,
                                                1993       1994       1995       1996      1997(2)     1996         1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................  $ 319,627  $ 544,762  $ 924,199  $1,168,056 $1,501,017 $ 675,827  $   838,514
  Cost of sales.............................    223,564    395,689    678,420    859,819  1,074,666    484,427      640,386
  Gross profit..............................     96,063    149,073    245,779    308,237    426,351    191,400      198,128(3)
  Store operating expenses..................     69,315    118,013    195,222    228,046    289,622    135,254      164,396(3)
  Store preopening expenses.................      3,448      7,583      7,750      5,388     10,907      5,511        6,009
  General and administrative expenses.......     20,099     28,499     35,072     36,348     42,463     21,207       24,501(3)
  Merger and business integration costs.....         --         --     14,100     47,129     40,714     20,364       54,522(4)
                                              ---------  ---------  ---------  ---------  ---------  ---------  -------------
  Operating income (loss)...................      3,201     (5,022)    (6,365)    (8,674)    42,645      9,064      (51,300)
  Interest income...........................        763      2,124      3,594      2,731      1,057        754          113
  Interest expense..........................      3,052      4,298      7,587      8,934      9,450      4,218        6,116
                                              ---------  ---------  ---------  ---------  ---------  ---------  -------------
  Income (loss) before income taxes,
    extraordinary credit and cumulative
    effect of change in accounting
    principle...............................        912     (7,196)   (10,358)   (14,877)    34,252      5,600      (57,303)
  Income tax expense (benefit)..............      2,615      3,315      1,262     (9,441)    13,661      3,027      (20,841)
  Net income (loss)(5)......................  $     (30) $ (10,301) $ (11,620) $  (5,436) $  20,591  $   2,573  $   (36,462)
  Income (loss) per share before
    extraordinary credit and cumulative
    effect of change in accounting
    principle(6)............................  $   (0.06) $   (0.14) $   (0.13) $   (0.06) $    0.17  $    0.02  $     (0.32)
  Net income (loss) per share(6)............  $   (0.04) $   (0.13) $   (0.13) $   (0.06) $    0.17  $    0.02  $     (0.32)
  Weighted average number of common and
    common equivalent shares outstanding....     70,814     89,015    105,443    108,387    118,226    116,672      114,475
  Ratio of earnings to fixed charges(7).....        1.1        -(8)       -(8)       -(8)       1.8        1.3          -(8)

AS ADJUSTED DATA:(9)
  Interest expense, net.....................                                              $  19,704             $    10,691
  Net income (loss).........................                                              $  13,691             $   (39,322)
  Net income (loss) per share...............                                              $    0.12             $     (0.34)
  Ratio of earnings to fixed charges(7).....                                                    1.4                      --(10)

SELECTED OPERATING DATA:
  Stores open at end of period..............        103        192        269        297        376        342          440
  Average square footage(11)................  1,786,428  3,379,860  5,200,319  6,380,672  7,616,245  7,275,144    9,236,925
  Net sales per square foot(12).............  $  139.11  $  131.97  $  154.20  $  163.62  $  179.71  $   83.89  $     84.99
  Net sales growth..........................       79.5%      70.4%      69.7%      26.4%      28.5%      22.7%        24.1%
  Increase in comparable North American
    store sales(13).........................       19.0%      19.8%      19.1%      12.5%      11.9%      12.0%         5.1%

BALANCE SHEET DATA:
  Inventories...............................  $  59,726  $ 107,736  $ 171,344  $ 211,933  $ 300,892  $ 232,209  $   284,980
  Working capital...........................     45,250    185,765    155,356    146,236    158,182    155,318      128,426
  Total assets..............................    166,471    415,592    484,885    572,104    689,810    649,801      692,486
  Capital lease obligations(14).............     29,711     48,171     74,240     65,725     71,680     66,967       67,909
  Total debt................................     32,011     55,691     95,956     87,973     96,680    106,492      148,909
  Stockholders' equity and
    redeemable preferred stock..............  $  81,142  $ 265,445  $ 266,216  $ 301,798  $ 361,045  $ 323,524  $   333,028

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) Reflects the historical financial data of PETsMART after restatement (except as otherwise noted) for the acquisition of PETZAZZ in March 1994, Sporting Dog in May 1995, Petstuff in June 1995, Pet Food Giant in September 1995, State Line Tack in January 1996 and Pet City in December 1996, all of which were accounted for under the pooling of interests method, the 3-for-2 stock split effected in the form of a stock dividend paid May 1, 1995, and the 2-for-1 stock split effected in the form of a stock dividend paid July 19, 1996. Fiscal 1996 includes the results of operations of Pet City for the 53 weeks ended February 2, 1997. Fiscal 1995, fiscal 1994, fiscal 1993 and fiscal 1992 include the financial results of Pet City for the 52 weeks ended July 27, 1996, July 29, 1995, April 2, 1994 and April 3, 1993, respectively. An adjustment of $682 was made to retained earnings at January 30, 1994 to conform the fiscal year of Pet City and PETsMART.

(2) Fiscal 1996 consisted of 53 weeks; all other years reported consisted of 52 weeks.

(3) The Company recorded an aggregate $16,150 in restructuring expenses during the 26 weeks ended August 3, 1997. Such costs have been recorded as components of cost of sales, store operating expenses and general and administrative expenses in the amounts of $9,450, $3,300 and $3,400, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

(4) Excludes the $16,150 of restructuring expenses discussed in footnote (3) above.

(5) Includes an extraordinary credit of $1,673 for fiscal 1992 and a $210 benefit in fiscal 1993 for the cumulative effect of a change in accounting principle.

(6) After accretion of redeemable preferred stock of $2,736, $1,521, $1,921 and $1,582 for fiscal years 1992 through 1995, respectively. See Note 2 of Notes to the Consolidated Financial Statements incorporated by reference herein.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes, interest expense and one-third of rental expense relating to operating leases (assumed to be the interest portion thereof). Fixed charges consist of interest expense, capitalized interest and one-third of rental expense relating to operating leases.

(8) Earnings were insufficient to cover fixed charges by $7,582, $10,648, and $15,177 for fiscal 1993, 1994 and 1995, respectively. Earnings did not cover fixed charges by $57,303 for the 26 weeks ended August 3, 1997.

(9) The as adjusted data for the year ended February 2, 1997 and the 26 weeks ended August 3, 1997 give effect to the issuance of the Notes and the application of the net proceeds therefrom as if such transactions had occurred on January 29, 1996. Adjustments to historical net interest expense represent: (a) the net increase in interest expense resulting from interest on the Notes, plus (b) amortization of the estimated $6,750 capitalized debt issuance costs over seven years, offset by (c) a decrease in interest expense related to the repayment of outstanding borrowings under the Credit Facility. Adjustments to historical net income represent the increase in net interest expense described above offset by related tax effects calculated at a statutory tax rate of 39%.

(10) Earnings were insufficient to cover fixed charges during the 26 weeks ended August 3, 1997 on a pro forma basis by $61,991.

(11) Average square footage is the mathematical average of beginning of year square footage and end of year square footage.

(12) Net sales per square foot is calculated by dividing net sales, excluding sales of PETsMART Direct, by average square footage.

(13) Includes only North American superstores open at least 52 weeks. The periods from fiscal 1992 through fiscal 1993 have not been restated to reflect the acquisition of PETZAZZ in March 1994, and the periods from fiscal 1992 through fiscal 1995 have not been restated for the acquisitions of Petstuff and Pet Food Giant in 1995. No periods have been restated for the Pet City acquisition in December 1996. Fiscal 1996 data has been adjusted to reflect the first 52 weeks of the 53-week year.

(14) Includes portions related to current maturities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, AS WELL AS IN THE SECTIONS ENTITLED PURCHASING AND DISTRIBUTION, COMPETITION, AND RISK FACTORS IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED FEBRUARY 2, 1997, AND THE RISK FACTORS SECTION CONTAINED ELSEWHERE IN THIS PROSPECTUS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    PETsMART is the largest operator of superstores specializing in pet food, supplies and services in North America and the United Kingdom. At October 5, 1997, PETsMART operated 455 superstores, consisting of 371 superstores in the United States, 74 superstores in the United Kingdom and 10 superstores in Canada. PETsMART's store base has grown rapidly since the Company's inception in 1986 through the opening of new stores and through the acquisitions of PETZAZZ in March 1994, Petstuff in June 1995, Pet Food Giant in September 1995, and Pet City in December 1996. The Company also acquired two leading catalog retailers, Sporting Dog in May 1995 and State Line Tack in January 1996. All of these transactions were accounted for as poolings of interest.

    The Company expects that future increases in net sales and net income, if any, will be dependent on the opening of additional superstores and the improved performance of new and existing superstores. In view of the increasing maturity of its superstore base, as well as the planned opening of additional superstores in existing markets and single-store markets, the Company anticipates that its comparable store sales increases may be less in future periods. As a result of its expansion plans, the Company anticipates the timing of new superstore openings, and related preopening expenses, and the amount of revenue contributed by new and existing superstores may cause the Company's quarterly results of operations to fluctuate. The Company has achieved less favorable operating results in certain North American geographic regions it recently entered than it has achieved historically in other regions. In addition, because new superstores have higher payroll, advertising and other store level expenses as a percentage of sales than mature superstores, the anticipated level of new superstore openings will also contribute to lower store operating margins. The Company charges preopening costs associated with each new superstore to earnings when the superstore is opened. Therefore, the Company expects that the opening of large numbers of new superstores in a given quarter will adversely impact its quarterly results of operations for that period. See "Risk Factors--Performance of Superstores" and "--Quarterly and Seasonal Fluctuations."

RECENT DEVELOPMENTS

    For the first half of fiscal 1997, the Company reported disappointing operating results due to a combination of reduced inventory levels, which led to out-of-stock conditions in certain key categories, and lost sales momentum as a result of a departure from the Company's historically more effective advertising programs. In June 1997, the Company's Chairman, Samuel J. Parker, resumed his former role as Chief Executive Officer. Since Mr. Parker resumed his operating role, the Company has moved to implement a series of "Back to Basics" initiatives intended to refocus the Company and improve its financial performance. See "Business--The PETsMART Strategy: Back to Basics." In connection with the implementation of these initiatives and other considerations, PETsMART recorded restructuring expenses and a charge for merger and business integration costs aggregating $61.0 million before tax benefits ($38.2 million or $0.33 per share after tax benefits) in the second quarter of fiscal 1997, of which approximately $40.0 million represented a cash charge. These charges consisted of $44.9 million in restructuring expenses related to the closure and relocation of certain stores, the elimination of certain departments within PETsMART superstores, and additional costs associated with certain of the Company's prior acquisitions, and

$16.1 million of other one-time charges which were recorded as components of cost of goods sold, store operating expenses and general and administrative expenses. In the first quarter of fiscal 1997, the Company had also recorded a $9.6 million charge for merger and business integration costs, resulting in total charges for merger and business integration costs of $54.5 million for the 26 weeks ended August 3, 1997.

    The $16.1 million of other one-time restructuring expenses in the second quarter of fiscal 1997 were comprised of the write-down or write-off of certain discontinued merchandise and impaired assets, reserves for litigation and other matters. Of these expenses, the $9.4 million that was reflected as a component of cost of goods sold included the writedown of the Discovery Center inventory from cost to net realizable value in connection with the discontinuance of that department, as well as the writedown of certain non-Discovery Center inventory from cost to net realizable value as a result of the decision to exit other product categories. The Company expects to sell substantially all of its discontinued inventory by the end of fiscal 1997. The $3.3 million of other expenses reflected as a component of store operating expenses and the $3.4 million of one-time expenses reflected as general and administrative expenses consist primarily of expenses related to certain costs of several litigation matters, expenses related to the preliminary stages of a consulting project for the new management information system, as well as expenses related to other miscellaneous matters.

    Of the $44.9 million in restructuring charges recorded in the second quarter of fiscal 1997, approximately $30.0 million was related to the costs of closing or relocating 33 stores, of which 31 were former PETZAZZ, Petstuff or Pet Food Giant stores, approximately $8.5 million was related to the costs of discontinuing the Discovery Center department in all superstores and the write-down or write-off of related fixtures and approximately $4.1 million was related to the Company's previous acquisitions. The remaining charges of $2.3 million included approximately $1.0 million of anticipated costs associated with the Company's decision to complete the consolidation of the Ennis, Texas distribution center into the Company's new Phoenix, Arizona facility and approximately $1.3 million representing the write-off of the Company's investments in certain long-term assets which were impaired as a result of the Company's decision to exit certain departments within the PETsMART superstores.

    As a result of the acquisition of Pet City, the Company recorded charges for merger and business integration costs of $1.1 million during the second quarter of fiscal 1997, and $9.6 million during the first quarter of fiscal 1997, primarily related to reformatting, refixturing, and remerchandising the acquired stores to the PETsMART superstore format and other costs of integration. The Company expects to recognize additional charges for merger and business integration costs of up to $4 million in the second half of fiscal 1997 relating to the acquisition of Pet City. The Company also recorded charges of approximately $3.0 million for merger and business integration costs during second quarter 1997 as a result of additional real estate costs incurred in connection with certain of its previous acquisitions.

    In November 1997, $200,000,000 of Notes were issued by the Company and sold to "qualified institutional buyers" (as defined in Rule 144A of the Securities
Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States within the meaning of Regulation S under the Securities Act. The net proceeds to PETsMART from the sale of the Notes were approximately $193,250,000.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship to net sales, unless otherwise indicated, of certain items included in the Company's statements of operations:

                                                                                                              26 WEEKS
                                                                                FISCAL YEAR ENDED               ENDED
                                                                      -------------------------------------  -----------
                                                                       JAN. 29,     JAN. 28,      FEB. 2,     JUL. 28,
                                                                         1995         1996         1997         1996
                                                                      -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................       100.0%       100.0%       100.0%       100.0%
Cost of sales.......................................................        73.4         73.6         71.6         71.7
                                                                           -----        -----        -----        -----
Gross profit........................................................        26.6         26.4         28.4         28.3
Store operating expenses............................................        21.2         19.6         19.3         20.0
Store preopening expenses...........................................         0.8          0.5          0.7          0.8
General and administrative expenses.................................         3.8          3.1          2.8          3.1
Merger and business integration costs...............................         1.5          3.9          2.8          3.1
                                                                           -----        -----        -----        -----
Operating income (loss).............................................        (0.7)        (0.7)         2.8          1.3
Interest income.....................................................         0.4          0.2          0.1          0.1
Interest expense....................................................         0.8          0.8          0.6          0.6
                                                                           -----        -----        -----        -----
Income (loss) before income taxes...................................        (1.1)        (1.3)         2.3          0.8
Income tax expense (benefit)........................................         0.1         (0.8)         0.9          0.4
                                                                           -----        -----        -----        -----
Net income (loss)...................................................        (1.2)%       (0.5)%        1.4%         0.4%
                                                                           -----        -----        -----        -----
                                                                           -----        -----        -----        -----


                                                                        AUG. 3,
                                                                         1997
                                                                      -----------
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................        100.0%
Cost of sales.......................................................         76.4(1)
                                                                          -----
Gross profit........................................................         23.6(1)
Store operating expenses............................................         19.6(1)
Store preopening expenses...........................................          0.7
General and administrative expenses.................................          2.9(1)
Merger and business integration costs...............................          6.5
                                                                          -----
Operating income (loss).............................................         (6.1)
Interest income.....................................................          0.0
Interest expense....................................................          0.7
                                                                          -----
Income (loss) before income taxes...................................         (6.8)
Income tax expense (benefit)........................................         (2.5)
                                                                          -----
Net income (loss)...................................................         (4.3)%
                                                                          -----
                                                                          -----

--------------------------

(1) Includes the $16,150 of restructuring expenses recorded in second quarter 1997.

TWENTY-SIX WEEKS ENDED AUGUST 3, 1997 COMPARED TO TWENTY-SIX WEEKS ENDED JULY
  28, 1996

    The following discussion of results of operations for the twenty-six week periods ended August 3, 1997 and July 28, 1996 excludes the effect of the restructuring, merger and business integration costs discussed above in "Recent Developments."

    Net sales increased 24.1% to $838.5 million for the twenty-six weeks ended August 3, 1997 from $675.8 million for the twenty-six weeks ended July 28, 1996. Comparable North American store sales increased 5.1% in the first half of 1997, and comparable United Kingdom store sales increased 6.2% in the same period. During the period, the Company opened 68 new superstores and closed four superstores, all of which were replaced with new superstores in the same general trade area. The Company had 440 superstores in operation at August 3, 1997 compared to 342 superstores open at July 28, 1996, after giving effect to its recent mergers. The Company believes that the decline in comparable store sales increases from historical levels is due to the negative effects of the inventory management difficulties which resulted in out-of-stock conditions and lost sales, as well as an ineffective advertising program. See "--Recent Developments."

    Gross profit, defined as net sales less cost of sales, including distribution costs and store occupancy costs, decreased as a percentage of net sales to 24.8% for 1997 year to date as compared to 28.3% for the same period of 1996. The decrease is primarily a result of higher occupancy costs in newer locations, increased warehouse and distribution costs, and lower than anticipated vendor moneys due to reduced purchasing activities.

    Store operating expenses, which includes payroll and benefits, advertising and other store level expenses, decreased as a percentage of net sales to 19.2% for the period from 20.0% for the first half of last year. This decrease is primarily the result of improved expense leverage in the United Kingdom superstores.

    Store preopening expenses as a percentage of net sales decreased to 0.7% for 1997 compared to 0.8% for 1996, primarily as a result of the higher preopening costs associated with the five 40,000 square foot hybrid pet/equine megastores opened in Southern California in 1996. The Company opened 56 superstores in North America and 12 superstores in the United Kingdom during the period, as compared to 46 stores during the same period last year. Average preopening costs for first half of 1997 remained consistent with prior periods at approximately $100,000 per North American store, after excluding the costs associated with the megastores opened in 1996.

    General and administrative expenses decreased as a percentage of sales to 2.5% for the year to date 1997 from 3.1% for the comparable period of 1996. These expenses reflected continued expense management in both North American and United Kingdom operations.

    The Company's operating income before charges for merger and business integration costs decreased to $19.4 million for the twenty-six weeks ended August 3, 1997 from $29.4 million for the comparable period of 1996. Operating income before charges for merger and business integration costs as a percentage of sales decreased to 2.4% for 1997 from 4.4% for 1996.

    Interest income decreased to $0.1 million for 1997 from $0.8 million for 1996 principally due to the decrease in average cash balances in 1997 compared to 1996. Interest expense increased to $6.1 million for 1997 from $4.2 million for 1996 principally due to higher average borrowings during the twenty-six weeks ended August 3, 1997.

    The Company's income tax provision for both 1997 and 1996 reflects the effects of the nondeductibility of certain of the restructuring expenses and merger and business integration costs recorded in both years. Additionally, the statutory reduction in the United Kingdom corporate tax rate enacted during second quarter 1997 required a $0.6 million charge to reflect the decrease in the deferred tax asset due to the rate reduction. After excluding the effects of these items, the Company's effective income tax rate from operations was 38.5% and 38% for the first half of 1997 and 1996, respectively.

    Excluding the restructuring expenses and charges for merger and business integration costs, and the related tax benefits, net income for the 1997 period, decreased to $8.2 million (or $0.07 per share), a $7.9 million decrease from the first half of fiscal 1996. Including the effect of the restructuring expenses and charges for merger and business integration costs recorded in both years, the Company reported a net loss of $36.5 million (or $0.32 per share) for the twenty-six weeks ended August 3, 1997 compared to net income of $2.6 million (or $0.02 per share) for the comparable 1996 period.

FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales increased 28.5% to approximately $1.5 billion for fiscal 1996 from approximately $1.2 billion for fiscal 1995. Excluding the fifty-third week in fiscal 1996, net sales increased 26.4% over fiscal 1995. Excluding the fifty-third week in fiscal 1996, comparable North American store sales increased 11.9% as compared to an increase of 12.5% for fiscal 1995, excluding the Petstuff and Pet Food Giant stores, some of which were closed for retrofitting during the year. Due to the increasing maturity of its superstore base, as well as the opening of additional superstores in existing markets, the Company anticipates that its rate of comparable store sales growth may be lower in future periods than previously reported. Comparable United Kingdom store sales increased 9.2% for fiscal 1996. During fiscal 1996, the Company opened 82 new superstores, including 21 in the United Kingdom, and relocated three superstores. Net sales from the 82 superstores opened in fiscal 1996 contributed $88.6 million or 26.6% of the total increase in net sales. Of the remainder of the total net sales increase, $167.3 million or 50.3% was contributed by superstores opened in fiscal 1995. The Company had 376 superstores in operation at the end of fiscal 1996 as compared to 297 superstores open at the end of fiscal 1995.

    Gross profit, defined as net sales less cost of sales, including distribution costs and store occupancy costs, increased as a percentage of net sales to 28.4% for fiscal 1996 as compared to 26.4% for fiscal 1995. The increase in margin was principally due to a change in sales mix in retail stores, improved margins in catalog operations, and the continued maturation of the Company's store base.

    Store operating expenses, which includes payroll and benefits, advertising and other store level expenses, were 19.3% of net sales for fiscal 1996 versus 19.6% for fiscal 1995.

    Store preopening expenses as a percentage of net sales increased to 0.7% for fiscal 1996 compared to 0.5% for fiscal 1995. The average preopening expenses for the 61 North American PETsMART superstores opened in fiscal 1996 increased to $127,000 from $74,000 for the 42 PETsMART superstores opened during fiscal 1995. The increase in preopening expenses on a per unit basis reflected the additional training and store setup costs incurred with the Company's initial entry into Canada, which occurred in fourth quarter fiscal 1996, as well as the impact of the Company's five 40,000 square foot hybrid pet/equine megastores opened in Southern California.

    General and administrative expenses were 2.8% of net sales for fiscal 1996 versus 3.1% for fiscal 1995, due primarily to the elimination of the duplicate overhead costs related to the acquisitions in fiscal 1995 of Petstuff and Pet Food Giant.

    Charges for merger and business integration costs of $28.4 million related to the State Line Tack and Pet City acquisitions were recorded in fiscal 1996. These charges included legal, investment banking, and accounting fees ($8.8 million), costs associated with reformatting, refixturing and remerchandising the acquired Pet City superstores to the format consistent with that of a PETsMART prototype superstore ($11.0 million), a provision for the closure of a redundant warehouse and other inadequate facilities ($5.5 million) and other costs of consolidation ($3.1 million).

    Also during fiscal 1996, the Company recorded charges for merger and business integration costs of $12.3 million to reflect additional lease termination costs anticipated to be incurred in connection with the settlement of lease obligations for the 17 former Petstuff stores closed by the Company immediately following the 1995 merger with Petstuff, along with the settlement of obligations with respect to seven lease commitments for future Petstuff locations that were either duplicate or inadequate facilities and therefore abandoned.

    The Company generated operating income of $42.6 million for fiscal 1996 compared to an operating loss of $8.7 million in fiscal 1995. However, excluding the charges for merger and business integration costs recorded in both fiscal 1996 and fiscal 1995, operating income increased $44.9 million to $83.4 million from $38.5 million for fiscal 1995. Excluding the charges for merger and related business integration costs, operating income as a percentage of sales increased to 5.6% for fiscal 1996 from 3.2% for fiscal 1995.

    Interest income decreased to $1.1 million for fiscal 1996 from $2.7 million for fiscal 1995, principally due to the decrease in average cash balances in fiscal 1996 compared to fiscal 1995. Interest expense increased to $9.5 million for fiscal 1996 from $8.9 million for fiscal 1995 principally due to higher average borrowings outstanding during the period.

    Income tax expense was $13.7 million for fiscal 1996 compared to a benefit of $9.4 million for fiscal 1995. The Company's effective income tax rate for fiscal 1996 was 38% compared to 35% for fiscal 1995, excluding the effect of permanent differences within the merger and business integration charges recorded in fiscal 1996 and fiscal 1995 and the effects of net operating loss carryforwards recognized in both years. This increase was primarily due to an increased federal rate due to the absence of targeted job tax credits, lower tax-advantaged investments, and a higher effective state income tax rate.

    As a result of the foregoing, the Company reported net income of $20.6 million (or $0.17 per share) for fiscal 1996 compared to a net loss, before accretion of the Pet Food Giant and State Line Tack preferred stock, of $5.4 million (or $0.05 per share) for fiscal 1995. Excluding the charges for merger and business integration costs and related tax benefits as well as the recognition of net operating loss carryforwards recorded in both years, net income for fiscal 1996 increased $26.2 million to $46.5 million (or $0.39 per share) from $21.0 million (or $0.19 per share) for fiscal 1995. The Company's North American operations, excluding charges for merger and business integration costs and their related income tax effects, reported net income of $0.44 per share for fiscal 1996 as compared to net income of $0.22 per share for fiscal 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

    Net sales increased 26.4% to approximately $1.2 billion for fiscal 1995 from approximately $924.2 million for fiscal 1994. Excluding the Petstuff and Pet Food Giant stores which were closed for retrofitting during the year, comparable North American store sales increased 12.5% for fiscal 1995, as compared to an increase of 19.1%, for fiscal 1994. Comparable United Kingdom store sales increased 6.9% for fiscal 1995. During fiscal 1995, the Company opened 42 North American superstores and closed 22 superstores, including four relocated stores, 17 redundant and non-performing Petstuff superstores and one redundant Pet Food Giant store. The Company opened eight superstores in the United Kingdom during the year. Net sales from the 42 North American superstores opened in fiscal 1995 contributed $65.5 million or 28.2% of the total increase in net sales. Of the remainder of the total net sales increase, $143 million or 30.3% was contributed by North American superstores that opened during fiscal 1994. After giving effect to its recent acquisitions, the Company had 297 superstores in operation at the end of fiscal 1995 compared to 269 superstores open at the end of fiscal 1994.

    Gross profit, defined as net sales less cost of sales including distribution costs and store occupancy costs, decreased as a percentage of net sales to 26.4% for fiscal 1995 as compared to 26.6% for fiscal 1994. This decrease was primarily the result of higher occupancy costs, as a percentage of sales, in the Petstuff and Pet Food Giant superstores during the year.

    Store operating expenses, which include payroll and benefits, advertising and other store level expenses, were 19.6% of net sales for fiscal 1995, versus 21.2% for fiscal 1994. This decrease as a percentage of net sales was due to improved payroll expense management and reduced advertising expenditures, primarily as the result of changing the PETsMART superstores' media mix from direct mail to newspaper inserts and improved advertising leverage as the result of the addition of new superstores in existing markets.

    Store preopening expenses as a percentage of net sales decreased to 0.5% for fiscal 1995, compared to 0.8% for fiscal 1994 primarily due to fewer store openings in fiscal 1995 versus fiscal 1994. The average preopening expense for the 42 North American PETsMART prototype superstores opened in fiscal 1995 decreased to $74,000 from a combined average of $87,000 for the 46 PETsMART prototype superstores, 21 Petstuff-format superstores and four Pet Food Giant superstores opened during fiscal 1994. This decrease was the result of management efforts to improve efficiency in shortening the time required to open new superstores, as well as the lower cost to open a PETsMART prototype superstore compared to Petstuff or Pet Food Giant-format superstores.

    General and administrative expenses were 3.1% of net sales for fiscal 1995 versus 3.8% for fiscal 1994. This decrease reflected continued expense management, along with the elimination of duplicate overhead costs related to the PETZAZZ, Petstuff and Pet Food Giant acquisitions.

    Charges for merger and business integration costs of $47.1 million related to the Petstuff, Sporting Dog and Pet Food Giant acquisitions were recorded in fiscal 1995. This charge included legal, investment banking, and accounting fees ($6.2 million), costs associated with reformatting, refixturing and remerchandising the acquired superstores to the format consistent with that of a PETsMART prototype superstore ($14.1 million), a provision for the closure of redundant superstores and other facilities ($18.9 million) and other costs of consolidation, including employee severance, relocation costs and early termination fees on the credit facility of an acquired entity ($7.9 million).

    As a result of the above charges for merger and business integration costs, the Company incurred an operating loss of $8.7 million for fiscal 1995 compared to an operating loss of $6.4 million in fiscal 1994. However, excluding these charges for merger and business integration costs recorded both in fiscal 1995 and fiscal 1994, operating income increased $30.8 million, from $7.7 million in fiscal 1994 to $38.5 million in fiscal 1995. Excluding the merger and related non-recurring costs, operating income as a percentage of sales increased to 3.3% for fiscal 1995 from 0.8% for fiscal 1994.

    Interest income decreased to $2.7 million for fiscal 1995, from $3.6 million for fiscal 1994, principally due to the decrease in average cash balances in fiscal 1995 compared to fiscal 1994. Interest expense increased to $8.9 million for fiscal 1995, from $7.6 million for fiscal 1994, principally due to higher outstanding borrowings during the period.

    Income tax benefit of $9.4 million was recorded for fiscal 1995, compared to income tax expense of $1.3 million for fiscal 1994. Excluding the effect of permanent differences within the charges for merger and business integration costs recorded in fiscal 1995 and fiscal 1994 and the effects of net operating loss carryforwards recognized in both years PETsMART's effective income tax rate for fiscal 1995 was 35% compared to 34% for fiscal year 1994. This increase was primarily due to an increased federal rate due to the absence of targeted job tax credits, lower tax-advantaged investments, and a higher effective state income tax rate.

    As a result of the foregoing, PETsMART recorded a net loss, before accretion of the Pet Food Giant and State Line Tack preferred stock, of $5.4 million (or $0.05 per share) for fiscal 1995, compared to a net loss, before accretion of the Pet Food Giant and State Line Tack preferred stock, of $11.6 million (or $0.11 per share) for fiscal 1994. Excluding charges for merger and business integration costs and related tax benefits and the recognition of net operating loss carryforwards recorded in both years, net income for fiscal 1995, on a comparable basis and before the Pet Food Giant and State Line Tack accretion, increased $17.8 million to $20.3 million (or $0.19 per share) in fiscal 1995, from $2.5 million (or $0.02 per share) in fiscal 1994. The Company's North American operations, excluding charges for merger and business integration costs and related income tax effects, reported net income of $0.22 per share for fiscal 1995 as compared to net income of $0.03 per share for fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations and expansion program to date principally through cash flows from operations, the sale of equity securities, lease financing and borrowings under the Credit Facility. Additional sources of financing include vendor terms on inventory purchases.

    At August 3, 1997, total assets were $692.5 million, of which $412.4 million were current assets. Cash and cash equivalents were $34.5 million (after the reclassification of a $41.4 million book balance cash overdraft, representing uncleared checks in excess of cash balances in bank accounts). Such overdraft amounts are included in accounts payable.

    Cash used in operations was $47.0 million for the twenty-six weeks ended August 3, 1997, compared to cash used in operations of $29.6 million for the same period of the prior year. Approximately $10.8 million of the net cash used in operations during the twenty-six weeks ended August 3, 1997 related to the timing of inventory purchases on account and payment of those accounts during the second quarter. Merchandise accounts payable leveraging (the percentage of merchandise inventory financed by vendor credit terms, e.g. accounts payable divided by merchandise inventory), decreased to 39.4% at August 3, 1997, compared to 46.2% at February 2, 1997. Inventory balances were approximately $285.0 million at August 3, 1997, and $300.9 million at February 2, 1997. Average North American store inventory, which excludes the inventory of PETsMART Direct, decreased 16% to $673,000 per store at August 3, 1997, from approximately $800,000 at February 2, 1997, due to management's efforts to improve inventory turns. The initial reduction during first quarter 1997 was in excess of management's plans and the Company believes sales were lost due to out-of-stock conditions in certain categories and locations. Management currently anticipates that inventory balances, in the aggregate, will increase moderately over the remainder of fiscal 1997.

    Due to the increase in the provision for accrued merger and restructuring costs, cash used in operations was reduced by $32.2 million. Future cash uses for restructuring costs will be partially offset by cash inflows from the liquidation of inventory and the related tax benefits associated with the discontinuation of certain departments within all superstores and the closing of certain superstores. The Company estimates an approximate $12.0 million to $13.0 million positive net cash flow from the restructuring activities over the next two years.

    The Company has used cash in investing activities since inception to purchase leaseholds, fixtures and equipment for new superstores and, to a lesser extent, to purchase equipment and computer software in support of its administrative functions. The Company has lease arrangements with leasing companies that the Company uses to finance certain store and warehouse fixtures and equipment, point-of-sale equipment and management information systems. The Company has also used cash to purchase properties for sale and leaseback. Net cash used in investing activities was $17.7 million for the twenty-six weeks ended August 3, 1997. See "Business--Properties."

    Net cash flow from financing activities, primarily borrowings and repayments under the Company's Credit Facility and proceeds from the exercise of employee stock options, was $58.8 million for the twenty-six weeks ended August 3, 1997.

    During the second quarter of 1997, the Company amended certain covenants, interest rates, fees and definitions in the Credit Facility, which expires in April 2000. Borrowings under the Credit Facility are unsecured (except for the pledge of 65% of the outstanding voting shares of two of the Company's foreign subsidiaries) and bear interest, at PETsMART's option, at either the bank's prime rate or LIBOR plus an applicable margin. The Credit Facility contains certain restrictive covenants relating to net worth, leverage and debt to equity ratios, capital expenditures and minimum fixed charge coverage. At August 3, 1997, $81.0 million was outstanding under the Credit Facility. In connection with the Offering, the Company has entered into an amendment with respect to certain terms of its Credit Facility. Upon the effectiveness of the Amendment, the Credit Facility will provide for revolving borrowings in a maximum amount of up to $125.0 million, but not to exceed, together with amounts outstanding under the Construction Facility (as defined) and outstanding letters of credit, 50% of the Company's working capital (as defined therein). The Construction Facility provides for borrowings of up to $60.0 million. See "Description of Credit Facility."

    The Company's primary long-term capital requirement is for opening new superstores, restructuring expenses, merger and business integration costs, corporate investment including costs associated with the development and implementation of the Company's new information system and for working capital.

    All of the Company's superstores are leased facilities. The Company estimates that the cash requirements after lease financing to open each new U.S. prototype superstore, including store fixtures and equipment, leasehold improvements, preopening costs and inventory is approximately $600,000. This amount will include an average of approximately $50,000 for leasehold improvements (an average of approximately $200,000 if the superstore site is a rehabilitated unit), approximately $100,000 for preopening costs, and approximately $450,000 for inventory, net of accounts payable. Approximately $400,000 is required for store fixtures and equipment, which is typically fully funded through lease financing.

    Based upon the Company's current plan to open approximately 20 additional North American superstores and eighteen United Kingdom superstores in the second half of fiscal 1997, approximately $28.2 million will be needed to finance these new superstores, prior to related lease financing proceeds of approximately $16.0 million, a portion of which may not be received until fiscal 1998.

    PETsMART is in the initial phases of developing and implementing an integrated worldwide information system which will feature a common set of applications. There can be no assurance that the new system can be developed, tested and implemented on a timely basis, or at all, or that it will deliver the anticipated operational benefits in a reliable manner. Failure to complete the new system, or to complete the new system on a timely basis, could materially adversely affect the Company's future operating results or its ability to expand. The new system will require significant financing. The Company estimates that its costs in connection with the development and implementation of the new system, before giving consideration to any lease financing that may be available, will be up to $20 million annually through fiscal 2000. The Company believes that certain hardware and software components of the new system may be financed through lease transactions, although there can be no assurance that such lease financing will be available to the Company on acceptable terms. There can be no assurance that the actual costs for the new system will not exceed current estimates. In the event that additional financing is required to complete the Company's new information system, there can be no assurance that such additional financing will be available to the Company on acceptable terms. See "Risk Factors--New Information System."

    The Company expects that capital expenditures, net of construction allowances, during the second half of fiscal 1997 and during fiscal 1998 will be approximately $23.0 million and $65.0 million, respectively, primarily to fund the opening a total of 95 superstores in North America and a total of 38 superstores in the United Kingdom, the development and implementation of the Company's new information system and the remodel and maintenance of the Company's existing superstores. See "Business--PETsMART Superstores."

    The Company incurred additional indebtedness as a result of the November 1997 offering of $200 million of Notes. On a pro forma basis, after giving effect to such offering and application of the net proceeds therefrom, the Company would have had approximately $267.9 million of indebtedness outstanding at August 3, 1997 as compared to historical indebtedness outstanding of $148.9 million at August 3, 1997.

    Management believes that proceeds from the November 1997 Note offering, together with cash flow from operations, borrowing capacity under the Credit Facility, and available lease financing will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and to make planned capital expenditures and scheduled debt payments, to refinance indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company's control. See "Risk Factors."

SEASONALITY AND INFLATION

    The Company's business is subject to some seasonal fluctuation and it typically realizes a higher portion of its net sales and operating profits during the fourth fiscal quarter. In addition, sales of certain of the Company's products and services designed to address pet health needs, such as flea and tick problems, have been and may continue to be negatively impacted by the introduction of alternative treatments, as well as by variations in weather conditions. In addition, because PETsMART's superstores typically draw customers from a large trade area, sales may be impacted by adverse weather or travel conditions.

    The Company's results of operations and financial position are presented based upon historical cost. Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe inflation is likely to have a material adverse effect on its net sales or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which will be effective for fiscal years beginning after December 15, 1997. SFAS 131 redefines how operating segments are determined and requires expanded quantitative and qualitative disclosures relating to an entity's operating segments. The Company has not yet completed its analysis of how it will comply with this pronouncement.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which will be effective for the Company's fiscal year ending January 31, 1999. Under SFAS 130, companies are required to report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company will be required to report net income
(loss) and foreign currency translation adjustments as the components of comprehensive income. The Company has not yet completed its analysis of how it will comply with this pronouncement.

                                    BUSINESS

    PETsMART is the largest operator of superstores specializing in pet food, supplies, and services in North America and the United Kingdom. At October 5, 1997, the Company operated 455 superstores, consisting of 371 superstores in the United States, 74 superstores in the United Kingdom and 10 superstores in Canada. PETsMART offers a complete assortment of pet products at prices typically below those offered by supermarkets, mass merchandisers, and traditional pet food and supply retailers, as well as a wide range of pet services. PETsMART's superstores utilize a hybrid retail-warehouse format that reinforces the image of warehouse shopping at discount prices, enhances merchandise presentation, and provides a fun shopping experience for customers and their pets.

THE PET FOOD AND PET SUPPLY INDUSTRY

    The pet food, supplies and services business, fueled by growth in pet populations and the trend toward better pet care, generated U.S. sales of approximately $31 billion in 1996. According to recent estimates, approximately 58 million U.S. households, or over half of all U.S. households, owned at least one pet and over half of pet-owning households owned more than one pet. There were an estimated 57 million dogs, 70 million cats and 11 million horses in the United States in 1996. Demand for pets is primarily influenced by family formation; most pets are owned by families with children between ages five and 19.

    Pet food, primarily dog and cat food, represents the largest volume category of pet-related products, with 1996 U.S. sales estimated at approximately $9 billion. Supermarket pet food brands, such as Purina, Alpo, Friskies and Kal Kan accounted for approximately 75% of U.S. pet food sales in 1996. In recent years, supermarkets' share of total pet food sales has steadily decreased as a result of increased competition from superstores, warehouse clubs, mass merchandisers and specialty pet stores as well as the growing proportion of pet food sales accounted for by premium foods. Premium pet foods brands such as Science Diet and IAMS, which offer higher levels of nutrition than non-premium brands, accounted for approximately 25% of total pet food sales in 1996. These premium pet foods currently are not sold through supermarkets, warehouse clubs and mass merchandisers due to manufacturers' restrictions but are sold primarily through superstores such as PETsMART, specialty pet stores, veterinarians and farm and feed stores.

    U.S. sales of pet supplies, consisting of items such as dog and cat toys, collars and leashes, cages and habitats, books, vitamins and supplements, shampoos, flea and tick control products and aquatic supplies, were approximately $3.3 billion in 1996. Pet supplies are sold by many types of retailers, including supermarkets, discount stores and other mass merchandisers, superstores, specialty pet stores, catalog retailers and veterinarians. The channels of distribution for pet supplies are highly fragmented, with superstores and discount stores estimated to account for over 50% of U.S. sales volume.

    The Company estimates that U.S. sales of equine food, tack, riding apparel and related supplies and equipment were approximately $8 billion in 1996.

    U.S. sales of pet services were estimated at approximately $11 billion in 1996. Major pet-related services include veterinary care, grooming, boarding and obedience training. The Company considers the pet services industry also to be highly fragmented and significantly under-served; many pet owners do not regularly use pet services due to inconvenience, a lack of awareness or the cost of the services provided.

MERCHANDISE

    Merchandise, which represented approximately 94.8% of PETsMART's North American retail revenues in fiscal 1996, generally falls into three main categories:

    - PET FOOD, TREATS AND LITTER. PETsMART emphasizes premium dog and cat foods, which currently are not available in supermarkets, warehouse clubs or mass merchandisers, as well as quality national grocery brands traditionally found in supermarkets and pet stores. PETsMART also offers a wide selection of its own corporate brand food products including "Authority-Registered Trademark-" premium dog and cat food and treats, "SophistaCat-Registered Trademark-" cat food and "Grreat
      Choice-Registered Trademark-" dog food. The sale of pet food, treats and litter comprised approximately 49.3% of PETsMART's North American retail revenues in fiscal 1996.

    - PET SUPPLIES. PETsMART's broad assortment of pet supplies includes collars, leashes, health and beauty aids, shampoos and conditioners, medications, toys, animal carriers, dog houses, cat furniture and equestrian supplies. The Company also offers a complete line of supplies for fish, birds and small animals, including aquariums, filters, bird cages and small animal supplies. Corporate brand pet supplies include "Top Paw-Registered Trademark-", "Top Fin-Registered Trademark-" and "Top Wing-Registered Trademark-." PETsMART also has an equine department in certain superstores serving trade areas which have high rates of horse ownership. The sale of pet supplies comprised approximately 42.3% of PETsMART's North American retail revenues in fiscal 1996.

    - LIVESTOCK AND OTHER GOODS. PETsMART superstores feature fresh water tropical fish and, in certain superstores, domestically bred birds, reptiles and small animals. In addition, PETsMART actively supports the activities of local humane organizations through its in-store Luv-A-Pet pet adoption centers. Livestock and other non-pet supply goods comprised approximately 3.2% of the Company's North American retail revenues in fiscal 1996.

PET SERVICES

    Unlike its principal competitors, PETsMART offers a wide range of services for the pet owner. Services comprised approximately 5.2% of the Company's North American retail revenues in fiscal 1996. Approximately one-half of PETsMART's North American superstores include veterinary clinics. In most superstores, PETsMART also offers on-site grooming and conducts obedience classes.

    Veterinary clinics operated in PETsMART stores generally offer routine examinations and vaccinations, dental care, pharmacy and most surgical procedures. The availability of comprehensive veterinary care further differentiates PETsMART and reflects the Company's overall commitment to animal care. The Company's prototype 2,000 square foot in-store clinic provides state-of-the-art operating and examining rooms as well as on-site X-ray machines and blood diagnostic equipment. These clinics offer customers more sophisticated services than traditional veterinary competitors typically provide. In addition, many PETsMART stores without these in-store clinics offer routine vaccination and wellness services. At October 5, 1997, veterinary clinics were operating within 190 PETsMART stores in North America. Of these, 91 were operated directly by PETsMART and 84 were leased to and operated by Medical Management International, Inc., a third party operator of veterinary clinics. An additional 15 veterinary clinics were leased to and operated by independent veterinarians.

THE PETSMART STRATEGY: BACK-TO-BASICS

    For the first half of fiscal 1997, the Company reported disappointing operating results due to a combination of reduced inventory levels, which led to out-of-stock conditions in certain key categories, and lost sales momentum as a result of a departure from the Company's historically more effective advertising programs. In June 1997, Samuel J. Parker, the Company's Chairman, resumed his former role as Chief Executive Officer of the Company. Since Mr. Parker resumed his operating role, the Company has moved to implement a series of "Back to Basics" initiatives intended to refocus the Company and to improve financial performance. The "Back to Basics" initiatives consist of:

    - PROVIDING CUSTOMERS WITH VALUE THROUGH A FIRM COMMITMENT TO EVERYDAY LOW PRICING. PETsMART endeavors to be the low-price leader in each of the markets it serves for each product that it offers. The Company reinforces customers' expectations of savings by offering a "double-the-difference" price guarantee on all of its products. The Company regularly checks prices at competitors' stores to ensure that PETsMART's prices are competitive within each market.

    - MAINTAINING A BROAD PRODUCT ASSORTMENT. PETsMART's strategy is to offer the most complete assortment of pet-related products and services in the marketplace. PETsMART U.S. prototype superstores typically carry approximately 12,000 pet related items.

    - ENSURING A HIGH IN-STOCK POSITION ON KEY ITEMS WHILE IMPROVING INVENTORY TURNS. The Company's inventory management systems are designed to maintain inventory levels that provide optimum in-stock positions. The Company is focused on ensuring that factors which led to widespread out-of-stock conditions in the first half of fiscal 1997 are not repeated in the future. Also, in August 1997, the Company decided to discontinue the Discovery Center department within all of its stores, to eliminate or reduce certain other merchandise categories and to expand other offerings. The elimination of the Discovery Center in particular will allow the central "drive" aisle of PETsMART stores to be remerchandised to enhance store productivity. In addition, the elimination of the Discovery Center and other slower-moving merchandise is expected over time to improve inventory turnover rates.

    - REEMPHASIZING EMPLOYEE TRAINING TO ENSURE A HIGH LEVEL OF CUSTOMER SERVICE. The Company has renewed its emphasis on training and personnel development. PETsMART views the quality of its customers' interaction with its associates as critical to its continued success in building and enhancing customer confidence and loyalty. PETsMART strives to provide customers with personalized service and a friendly shopping atmosphere. To enhance the stores' fun environment, customers are encouraged to bring their pets into PETsMART superstores while they shop.

    - REINSTATING PROVEN MARKETING AND ADVERTISING PROGRAMS TO REBUILD SALES MOMENTUM. In the first half of fiscal 1997, the Company experimented with alternative marketing programs. Due to disappointing results, the Company has returned to its historically more successful strategy of using circular, radio and television advertising that focuses on specific buying opportunities to encourage customers to shop at PETsMART.

    - CLOSING OR RELOCATING CERTAIN UNDERPERFORMING SUPERSTORES. The Company has decided to accelerate the closing of approximately 33 underperforming or redundant superstores which had been slated for closing over the next two years, of which 31 were acquired superstores. Twenty-four of the 33 superstores are being replaced by superstores to be opened in the same trade area. At October 5, 1997, seven of these 33 superstores had been closed, and two replacement superstores had been opened.

PETSMART SUPERSTORES

    At October 5, 1997, PETsMART operated 455 superstores, consisting of 371 superstores in the United States, 74 superstores in the United Kingdom and 10 superstores in Canada. PETsMART's superstores are generally located in sites co-anchored by strong consumables-oriented retailers and other destination superstores, typically in or near major regional shopping centers. The map below illustrates the locations of the 381 PETsMART superstores operated in North America at October 5, 1997.

                                 [LOGO]

    The table below describes the recent historical and forecast changes in the Company's North American store base (square footage in thousands):

                                                                                                                      FORECAST
                                                                                                                        STORE
                                                                  HISTORICAL STORE ACTIVITY                           ACTIVITY
                                          --------------------------------------------------------------------------  ---------
                                                                                                           AUG 3-
                                            FISCAL       FISCAL       FISCAL        Q1          Q2          OCT 5        Q3
                                             1994         1995         1996        1997        1997         1997        1997
                                          -----------  -----------  -----------  ---------  -----------  -----------  ---------
Superstores open at beginning of
  period................................         178          242          262         320         351          373         381
New superstores opened..................          71           38           58          32          22           11          --
Relocated superstores opened............          --            4            3          --           2            1          --
Superstores closed......................          (7)         (22)          (3)         (1)         (2)          (4)         (1)
                                               -----        -----        -----   ---------       -----        -----   ---------
Superstores open at end of period.......         242          262          320         351         373          381         380
                                               -----        -----        -----   ---------       -----        -----   ---------
                                               -----        -----        -----   ---------       -----        -----   ---------
Total square footage at end of period...       5,745        6,362        7,910       8,650       9,232        9,444       9,426



                                             Q4       FISCAL
                                            1997       1998
                                          ---------  ---------
Superstores open at beginning of
  period................................        380        382
New superstores opened..................          6         60
Relocated superstores opened............          2         15
Superstores closed......................         (6)       (15)
                                          ---------  ---------
Superstores open at end of period.......        382        442
                                          ---------  ---------
                                          ---------  ---------
Total square footage at end of period...      9,518     10,916

    The Company's expansion strategy is to increase its market share in existing markets and to penetrate new markets with a goal of establishing a leading position in each market it serves and to achieve operating efficiencies and economies in advertising, distribution and management. By the end of fiscal 1997, PETsMART currently expects to operate 382 superstores in North America and 85 superstores in the United Kingdom. PETsMART believes that there is a potential for an aggregate of 900 to 1,000 PETsMART superstores in North America and up to 250 PETsMART superstores in the United Kingdom. See "Risk Factors--Expansion Plans."

PETSMART DIRECT

    PETsMART Direct, the Company's catalog operation, is the leading direct mail retailer of pet-related and equine products in North America. PETsMART Direct sells pet supplies through three catalogs: R.C. Steele, Pedigrees and Groomer Direct. PETsMART Direct also offers discount brand name tack, riding apparel and equine supplies through four additional catalogs: State Line Tack Western, State Line Tack English, Wiese Equine Supply and National Bridle Shop. In fiscal 1996, PETsMART Direct circulated more than 37 million catalogs. PETsMART Direct's marketing and customer database management is designed to attract new customers and to generate additional sales from existing catalog or retail customers. PETsMART Direct's proprietary customer database currently contains the names of approximately 1.2 million customers who have made a purchase from PETsMART Direct catalogs within the past 24 months. In fiscal 1996, PETsMART Direct's average transaction was approximately $90.

DISTRIBUTION

    PETsMART is committed to pursuing distribution strategies which the Company believes minimize delivered cost on the merchandise that it sells. The Company buys from approximately 700 vendors worldwide, the two largest of which account for approximately 21% of total purchases. The Company employs a hybrid distribution system including, as appropriate, full truckload shipments to individual superstores, the splitting of full truckloads among several closely located superstores, consolidation centers to service regional clusters of superstores, and central distribution centers. The Company operates a 300,000 square foot distribution center in Columbus, Ohio, and a 430,000 square foot distribution center in Phoenix, Arizona. The Company's 230,000 square foot distribution center in Ennis, Texas is in the process of being consolidated into PETsMART's Phoenix facility. These centers primarily handle small, light and easy to handle products. The Company also currently operates 13 regional consolidation centers in the United States and operates a 110,000 square foot distribution center in Gloucester, England. In addition, PETsMART Direct operates a 200,000 square foot catalog fulfillment and equine distribution center in Brockport, New York.

INFORMATION SYSTEMS

    The Company is committed to making ongoing investments in its information systems to increase operating efficiency, provide superior customer service and support its anticipated growth. The Company has made, and continues to make, significant investments in information systems to support point of sale applications, inventory replenishment, merchandising, inventory control, warehousing and distribution, financial controls and reporting. PETsMART has completed the conceptual design of an integrated, worldwide information system which will feature a common set of applications. The Company estimates that its costs in connection with the development of the new system, before giving consideration to any lease financing that may be available, will be up to $20 million annually through fiscal 2000. The Company believes that certain hardware and software components of the new system can be financed through lease transactions, although there can be no assurance that adequate financing will be available to the Company on acceptable terms. When complete, it is anticipated that the system will provide the Company with a significant competitive advantage in better serving its customers and improving its business operations. There can be no assurance that the actual costs for the new system will not exceed current estimates or extend beyond fiscal year 2000. In the event that additional financing is required to complete the Company's new information system, there can be no assurance that such additional financing will be available to the Company on acceptable terms. See "Risk Factors--New Information System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

    Based on total sales, the Company is the largest retailer of pet food, supplies and services in North America and the United Kingdom. The pet food and supply business is highly competitive and can be categorized into three different segments: (i) supermarkets, warehouse clubs and other mass merchandisers, (ii) specialty pet supply chains and pet supply superstores and
(iii) independent pet stores. The Company believes that the principal competitive factors influencing the Company's business are product selection and quality, convenience of store locations, customer service and price. In this regard, the major premium pet food brands offered by the Company, such as Science Diet and IAMS, are not currently available to grocery stores, warehouse clubs or other mass merchandisers due to manufacturers' restrictions. PETsMART believes that it competes effectively within its various markets; however, some of the Company's competitors are larger in terms of overall sales volume and have access to greater capital and management resources than the Company. See "Risk Factors--Competition."

GOVERNMENT REGULATION

    The Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. In certain locations, PETsMART leases space to independent veterinary operators. Statutes and regulations in certain states or Canadian provinces or abroad affecting the ownership of veterinary practices or the operation of veterinary clinics within retail stores or the operation of superstores may impact the Company's ability to operate veterinary clinics within certain of its facilities.

    The laws of many states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While the Company seeks to structure its operations to comply with the corporate practice of veterinary medicine laws of each state in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could require the Company to restructure its operations to comply with the requirements of such states, or render it unable to operate veterinary clinics in those states.

TRADEMARKS

    The Company owns several service marks and trademarks registered with the United States Patent and Trademark Office ("USPTO"), including "PETsMART-Registered Trademark-," "Santa Claws-Registered Trademark-," "Grreat Choice-Registered Trademark-," "SophistaCat-Registered Trademark-," "Authority-Registered Trademark-," "Top Paw-Registered Trademark-," "Top Wing-Registered Trademark-," "Top Fin-Registered Trademark-," "Where Pets Are Family-Registered Trademark-" and the PETsMART logos. PETsMART also has several applications pending with the USPTO for additional trademarks and anticipates filing additional applications in the future. The Company believes its trademarks and logos have become important components in its merchandising and marketing strategy. The Company believes it has all the licenses necessary to conduct its business.

EMPLOYEES

    As of October 5, 1997, the Company employed approximately 18,200 associates worldwide, approximately 8,200 of whom were employed full time. PETsMART's associates receive wages and benefits competitive with those of the local retail community. The Company is not subject to any collective bargaining agreements and has not experienced any work stoppages. The Company considers its relationship with its associates to be good.

PROPERTIES

    The following table summarizes the locations of the superstores operated by PETsMART by country and in the United States by state at October 5, 1997:

                                                                                      NUMBER OF
                                                                                     SUPERSTORES
                                                                                   ---------------
NORTH AMERICAN SUPERSTORES
United States:
Arizona..........................................................................            14
Arkansas.........................................................................             2
California.......................................................................            51
Colorado.........................................................................            13
Florida..........................................................................            27
Georgia..........................................................................            15
Idaho............................................................................             1
Illinois.........................................................................            26
Indiana..........................................................................             8
Iowa.............................................................................             1
Kansas...........................................................................             3
Kentucky.........................................................................             1
Maryland.........................................................................            15
Massachusetts....................................................................             3
Michigan.........................................................................            13
Minnesota........................................................................            10
Mississippi......................................................................             1
Missouri.........................................................................             9
Nebraska.........................................................................             2
Nevada...........................................................................             6
New Hampshire....................................................................             1
New Jersey.......................................................................            12
New Mexico.......................................................................             2
New York.........................................................................             9
North Carolina...................................................................             5
Ohio.............................................................................            23
Oklahoma.........................................................................             5
Oregon...........................................................................             5
Pennsylvania.....................................................................            10
Rhode Island.....................................................................             1
South Carolina...................................................................             2
Tennessee........................................................................             6
Texas............................................................................            34
Utah.............................................................................             5
Virginia.........................................................................            15
Washington.......................................................................            11
                                                                                            ---
Total United States PETsMART superstores.........................................           367
State Line Tack (Delaware, New Hampshire and Texas)..............................             4
                                                                                            ---
Total United States superstores..................................................           371
Canada...........................................................................            10
                                                                                            ---
Total North America superstores..................................................           381

UNITED KINGDOM SUPERSTORES
England..........................................................................            60
Scotland.........................................................................             8
Wales............................................................................             3
Northern Ireland.................................................................             3
                                                                                            ---
Total United Kingdom superstores.................................................            74
                                                                                            ---
TOTAL WORLDWIDE SUPERSTORES......................................................           455
                                                                                            ---
                                                                                            ---

    PETsMART leases substantially all of its superstores, retail distribution centers and corporate offices under noncancellable operating leases. The terms of the superstore leases, other than leases under its Structured Lease Facilities, as described below, generally range from 10 to 20 years and typically allow the Company to renew for three to five additional five year terms. Superstore leases, excluding renewal options, expire at various dates through 2015. Certain leases require payment of property taxes, utilities, common area maintenance and insurance and, if annual sales at certain superstores exceed specified amounts, provide for additional rents. To date, no additional rents have been paid by the Company pursuant to such leases.

    The Company has entered into lease agreements for certain of its superstores as part of structured lease financing facilities (the "Structured Lease Facilities"). The Structured Lease Facilities provide a special purpose entity (not affiliated with the Company) with the necessary financing to complete the acquisition and construction of new PETsMART superstores. Once construction has been completed, another special purpose entity (also not affiliated with the Company) leases the completed superstores to the Company for a five-year term. See "Description of Credit Facility."

    The Company's corporate offices cover approximately 165,000 square feet. Its lease for this space expires in 2012. PETsMART's distribution center in Columbus, Ohio covers 300,000 square feet. The lease on this distribution center expires in 2008. The Company operates 13 regional consolidation centers in public warehouse facilities. In addition, the Company has opened a new 430,000 square foot small goods distribution center in Phoenix, Arizona, the lease on which expires in April 2002. PETsMART also operates a 110,000 square foot break-bulk center outside of Gloucester, England, the lease on which expires in 2001.

    PETsMART Direct operates a catalog fulfillment and equine distribution center in Brockport, New York, which covers approximately 200,000 square feet. The Company has a purchase option on approximately seven acres of industrial-zoned land adjacent to this facility.

LITIGATION

    The Company is not a party to any material legal proceedings. However, a former Pet City affiliate has retained counsel in the United States and made allegations claiming that the Company misled the shareholders of Pet City at the time of the acquisition of Pet City concerning PETsMART's business, finances and prospects. On September 30, 1997, shortly after the receipt of the allegations by PETsMART, Richard Northcott, the former Chairman of Pet City, resigned as a director of the Company. No litigation has been filed with respect to this matter, and the Company believes that the allegations are without merit. Nevertheless, there can be no assurance that one or more former Pet City affiliates will not initiate litigation seeking monetary damages or an equitable remedy.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages and positions at December 1, 1997 are as follows:

NAME                                         AGE                                   POSITION
Samuel J. Parker.......................          55   Chairman of the Board and Chief Executive Officer

Donna R. Ecton.........................          50   Chief Operating Officer and Director

C. Donald Dorsey.......................          55   Executive Vice President

Ronald H. Butler.......................          48   Executive Vice President, Marketing

C. Giles Clarke........................          44   Executive Vice President, Europe

Susan C. Schnabel......................          35   Senior Vice President, Chief Financial Officer

Ronald E. Brown........................          50   Senior Vice President, Store Operations

J. Patrick Johnston....................          54   Senior Vice President, Human Resources

H. Jake Mendelsohn.....................          41   Senior Vice President, Chief Information Officer

Marcia R. Meyer........................          48   President, PETsMART International Supply Company

James D. Nelson........................          44   Senior Vice President, Logistics and Distribution

Denis L. Defforey......................          72   Director

Philip L. Francis(1)...................          51   Director

Richard M. Kovacevich(1)(3)............          54   Director

Lawrence S. Phillips(2)................          70   Director

Walter J. Salmon(3)....................          67   Director

Thomas G. Stemberg(2)(3)...............          48   Director

--------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Corporate Governance Committee.

    Samuel J. Parker joined the Company in 1989 as President and Chief Executive Officer. Mr. Parker served as President and Chief Executive Officer until 1993, when he was elected Chairman. Effective with the annual meeting of stockholders in 1995, Mr. Parker resigned as Chief Executive Officer but remained as Chairman of the Board. Effective January 1997, Mr. Parker resigned as an employee of the Company and became non-executive Chairman of the Board. In June 1997, following the resignation of the Chief Executive Officer, Mr. Parker again became Chief Executive Officer of the Company.

    Donna R. Ecton has been a director of the Company since 1994 and joined the Company as Chief Operating Officer of the Company in December 1996. From 1995 until December 1996, Ms. Ecton was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., a business services company. From 1991 to 1994, she served as the President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies, Inc., manufacturers of confectionery products. Ms. Ecton also serves as a director of the Barnes Group Inc., Vencor, Inc. and H&R Block, Inc.

    C. Donald Dorsey joined the Company in 1989 as Senior Vice President and Chief Financial Officer. He was elected Executive Vice President in 1994 and remained Chief Financial Officer until February 1997.

    Ronald H. Butler joined the Company in 1995 as Executive Vice President, Marketing. From 1991 to 1995, Mr. Butler held several senior management positions with Payless Cashways, Inc., a home improvement center operation, including Senior Vice President and General Merchandise Manager and Senior Vice President, Store Operations.

    C. Giles Clarke was named Executive Vice President, Europe in 1996 following the Company's merger with Pet City, of which he had been Deputy Chairman and Chief Executive Officer since 1993. Mr. Clarke co-founded Pet City in 1989 and served as its President until 1993.

    Susan C. Schnabel joined the Company in February 1997 as Senior Vice President and Chief Financial Officer. From 1991 to January 1997 she was with Donaldson, Lufkin & Jenrette Securities Corporation in various capacities, most recently serving as a Managing Director in the firm's Investment Banking Division. Ms. Schnabel also serves as a director of Dick's Clothing and Sporting Goods.

    Ronald E. Brown joined the Company in 1995 as Senior Vice President of Store Operations. From 1986 through 1994, Mr. Brown held several senior management positions with Kash-N-Karry, a Florida-based supermarket operation, including Vice President of General Merchandise, Vice President of Warehousing and Distribution, Senior Vice President of Perishables and Senior Vice President of Store Services.

    J. Patrick Johnston joined the Company in June 1997 as Senior Vice President of Human Resources. From 1985 to 1997, Mr. Johnston was Vice President of Human Resources for American Drug Stores, a division of American Stores Company.

    H. Jake Mendelsohn joined the Company in 1996 as Senior Vice President, Chief Information Officer. Mr. Mendelsohn, had been associated with PETsMART in a consulting capacity since 1989, and was a principal of the Windsor Park Group from 1987 to 1996.

    Marcia R. Meyer joined the Company in 1990 as Vice President and General Merchandise Manager. In March 1997, she was promoted to President of PETsMART International Supply Company, a unit of PETsMART. From 1985 to 1989, Ms. Meyer held various executive positions with Broadway Southwest, a division of Carter Hawley Hale Stores, Inc., most recently as Senior Vice President and General Merchandise Manager.

    James D. Nelson joined the Company in October 1997 as Senior Vice President, Logistics and Distribution. Prior to joining PETsMART, from 1996 to 1997, Mr. Nelson was Vice President of Logistics Administration at K-Mart Corporation. From 1995 to 1996, Mr. Nelson was a Senior Manager at Ernst & Young LLP. From 1994 to 1995, he was Director of Logistics (North and Latin America) at Compaq Computer Corporation, and from 1990 to 1994, he was Vice President of Retail Distribution for Sears Logistics Services, a wholly-owned subsidiary of Sears Roebuck & Co.

    Denis L. Defforey has been a director of the Company since 1991. Mr. Defforey, retired Chairman of Carrefour, S.A, a discount retailing company, has served that company in various capacities since 1959.

    Philip L. Francis has been a director of the Company since 1989. Since 1991, Mr. Francis has been President of, and since 1993, Chief Executive Officer of Shaw's Supermarkets Inc., a subsidiary of J. Sainsbury plc, a supermarket operator. From 1991 to 1993, Mr. Francis served as Chief Operating Officer of Shaw's.

    Richard M. Kovacevich has been a director of the Company since 1996. Mr. Kovacevich has served as the Chairman since 1995, as Chief Executive Officer since 1993, President since 1989, and as a Director since March 1986, of Norwest Corporation. Mr. Kovacevich served as Vice Chairman and Chief Operating

Officer of Norwest Corporation from 1986 to 1989. Mr. Kovacevich also serves as a director of Dayton Hudson Corporation, Northern States Power Company and ReliaStar Financial Corp.

    Lawrence S. Phillips has been a director of the Company since 1993. Mr. Phillips also served as a director of the Company from 1987 to 1991. Mr. Phillips has served as Chairman of Phillips-Van Heusen Corporation, an apparel manufacturer and retail company, from 1987 to 1994, as Chief Executive Officer from 1969 to 1993, and as a director from 1951 to 1995.

    Walter J. Salmon has been a director of the Company since June 1997. Mr. Salmon has been the Stanley Roth, Sr., Professor of Retailing at the Harvard Business School since 1980. Mr. Salmon also serves as a director of Circuit City Stores, Inc., Hannaford Bros. Company, Harrah's Entertainment, Inc., Luby's Cafeterias, Inc., The Neiman Marcus Group, and the Quaker Oats Company.

    Thomas G. Stemberg has been a director of the Company since 1988. Mr. Stemberg has served as Chairman of the Board of Directors and Chief Executive Officer of Staples, Inc., an office supply superstore retailer, since 1988 and as President from 1986 to 1988.

    The terms of office of the Board of Directors are divided into three classes: Class I, Class II and Class III. The terms of office of the respective classes of directors will be as follows: Class II will expire at the annual meeting of stockholders to be held in 1998, Class III will expire at the annual meeting of stockholders to be held in 1999 and Class I will expire at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successors to directors whose terms will then expire are elected to serve from the time of election and qualification until the third annual meeting following election and until successors will have been duly elected and will have qualified. In addition, the Company's Restated Certificate provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Restated Certificate provides that holders of 66 2/3% of the Common Stock must vote to approve the removal of a director without cause.

    Each officer serves at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

    The Board's Audit Committee consists of Messrs. Francis and Kovacevich. The Audit Committee, which meets periodically with management and the Company's independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants and the need for internal auditing procedures and the adequacy of internal controls.

    The Compensation Committee consists of Messrs. Phillips and Stemberg. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees, administers the various incentive compensation and benefit plans, including the Company's 1995 Equity Incentive Plan, and recommends policies relating to such plan.

    In 1997, the Company established a Corporate Governance Committee, which consists of Messrs. Kovacevich, Salmon and Stemberg. The Corporate Governance Committee oversees administrative matters related to the Board and Board Committees and selects nominees to the Board and members for Board Committees.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its By-laws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

    In addition, the Company's Restated Certificate provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of a director's fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. The Restated Certificate also restricts the liability of the Company's directors to the Company or its stockholders for money damages for any breach of fiduciary duty as a director. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes were issued in November 1997 pursuant to an indenture (the "Indenture") dated as of November 7, 1997, by and between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this section, the "Company" refers to PETsMART, Inc., exclusive of its subsidiaries. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as applicable.

GENERAL

    The Notes are general subordinated obligations of the Company and are limited to the aggregate principal amount of $200,000,000. The Notes are subordinated in right of payment to all current and future Senior Indebtedness of the Company, as described under "--Subordination" below. The Notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on November 1, 2004. The Notes bear interest at 6 3/4% per annum from their date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998, to the persons in whose names such Notes are registered at the close of business on the April 15 and October 15 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

    No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in New York City.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the issuance or repurchase of securities of the Company or the incurrence of Indebtedness or Senior Indebtedness. The Indenture contains no covenants or other provisions affording protection to Holders of Notes in the event of a highly leveraged transaction or a change in control of the Company, except to the extent described under "--Repurchase of Notes at the Option of Holders Upon a Change of Control."

CONVERSION RIGHTS

    Each Holder of Notes has the right at any time prior to maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert such Notes, or any portion thereof which is an integral multiple of $1,000, into shares of Common Stock of the Company, at the conversion price stated on the cover page of this Offering Memorandum (which is initially equivalent to a conversion rate of 114.2857 shares per $1,000 principal amount of Notes), subject to adjustment as described below (the "Conversion Price"). The right to convert Notes called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately preceding the

Redemption Date or Repurchase Date for such Notes, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

    In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion.

    The Conversion Price will be subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision, combination or reclassification of the outstanding Common Stock; (iii) the issuance to all holders of Common Stock of rights, warrants or options to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined in the Indenture; (iv) the distribution of shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends payable exclusively in cash) to all holders of Common Stock; (v) the issuance of Common Stock for a price per share less than the current market price per share (determined as set forth in the Indenture) on the date the Company fixes the offering price of such additional shares (other than issuances of Common Stock under certain employee benefit plans of the Company and certain other issuances described in the Indenture and other than issuances of shares in connection with any acquisition by the Company with an aggregate purchase price of $15 million or less); (vi) the distribution, by dividend or otherwise, of cash (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of Common Stock in an aggregate amount that, combined together with (A) all other distributions of cash that did not trigger a Conversion Price adjustment to all holders of Common Stock within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution plus (B) any cash and the fair market value of consideration that did not trigger a Conversion Price adjustment payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock (as described in clause (vii) below) consummated within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of shareholders entitled to receive such distribution multiplied by the number of shares of Common Stock outstanding on such date; and (vii) the completion of a tender offer made by the Company or any of its subsidiaries for Common Stock involving an aggregate consideration that, together with (A) any cash and the fair market value of any consideration that did not trigger a Conversion Price adjustment paid or payable in respect of any previous tender offer by the Company or any of its subsidiaries for Common Stock consummated with the 12 months preceding the consummation of such tender offer plus (B) the aggregate amount of any distribution of cash that did not trigger a Conversion Price adjustment (as described in clause (vi) above) to all holders of Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 15% of the product of the current market price per share (determined as set forth in the Indenture) immediately prior to the expiration of such offer times the number of shares of Common Stock outstanding at the expiration of such offer. In the event of a distribution to all or substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those referred to in clause (iii) above), the Company may, instead of making an adjustment in the Conversion Price, make proper provisions so that each Holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

    The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

    In case of any consolidation or merger of the Company with or into any other corporation, or in the case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation, involving in either case a reclassification, conversion, exchange or cancellation of shares of Common Stock, or any sale or transfer of all or substantially all of the assets of the Company, the Holder of each Note shall, after such consolidation, merger, sale or transfer, have the right to convert such Note into the kind and amount of securities or other property, which may include cash, which such Holder would have been entitled to receive upon such consolidation, merger, sale or transfer if such Holder had held the Common Stock issuable upon the conversion of such Note immediately prior to the effective date of such consolidation, merger, sale or transfer.

    The Company will cause all registrations to be made with, and will obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of the Company in connection with the conversion of the Notes into Common Stock. If, prior to the second anniversary of the date of the original issuance of the Notes a registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act, and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The transfer agent for the Common Stock will not be required to accept for registration of transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Securities will be entitled to Liquidated Damages during such period. See "--Registration Rights; Liquidated Damages."

SUBORDINATION

    The payment of principal, premium, if any, interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to the creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of the Senior Indebtedness will be entitled to receive payment in full of all obligations in respect of such Senior Indebtedness before the Holders will be entitled to receive any payment with respect to the Notes (other than Junior Securities).

    In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations then due and payable in respect of such Senior Indebtedness before the Holders are entitled to receive any payment or distribution in respect of the Notes (other than Junior Securities). The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    The Company also may not make any payment upon or in respect of the Notes (other than with Junior Securities) if (i) a default in the payment of the principal of, premium, if any, interest, rent or other Obligations in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from any person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee. No new period of payment blockage may be commenced unless and until (i) 365 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis of a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

    The Notes are obligations exclusively of the Company. Because certain operations of the Company are conducted through its subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, may depend, in part, upon the earnings of its subsidiaries and their ability to distribute cash to the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

    At August 3, 1997, after giving effect to the November 1997 Note offering and the application of the net proceeds therefrom, the Company had approximately $67.9 million of Indebtedness outstanding would have constituted Senior Indebtedness and, excluding intercompany liabilities, approximately $42.5 million of liabilities, primarily trade payables, which would have effectively ranked senior to the Notes. The Indenture does not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company is permitted to create, incur, assume or guarantee, nor does the Indenture limit the amount of Indebtedness and other liabilities that any subsidiary is permitted to create, incur, assume or guarantee.

    In the event that, notwithstanding the foregoing, the Trustee or any Holder receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness, and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

OPTIONAL REDEMPTION BY THE COMPANY

    The Notes are not redeemable at the Company's option prior to November 1, 2000. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 20 nor more than 60 days' notice at the following redemption prices (expressed as percentages of principal amount), if redeemed during the 12-month period beginning on November 1 of the years indicated in each case together with accrued but unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date):

YEAR                                                                                PERCENTAGE
2000..............................................................................     103.857%
2001..............................................................................     102.893
2002..............................................................................     101.929
2003..............................................................................     100.964

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or national market system, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount or less shall be redeemed in part. Notice of any redemption will be sent, by first-class mail, at least 20 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portion thereof called for redemption, unless the Company defaults in its obligations with respect thereto. The Notes will not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control (as defined below) has occurred, each Holder will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 60 days after the occurrence of such Change of Control at a cash price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the Repurchase Date (the "Repurchase Price"). The Repurchase Offer shall be made within 30 days following a Change of Control and shall remain open for a period specified by the Company but not less than 20 Business Days following its commencement (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer in the manner described below. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended to the extent required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 90 days of the Change of Control.

    The Indenture provides that a "Change of Control" will be deemed to have occurred when: (i) any "person" or "group," is or becomes the "beneficial owner," directly or indirectly, of shares representing more than 50% of the combined total voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other person or conveys, transfers or leases, whether directly or indirectly, all or substantially all of its assets to any person, or any other person merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion INTER SE as their ownership of the Voting Stock immediately before such transaction, (iii) at any time the Continuing Directors (as defined below) do not constitute the majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company), or (iv) the Common Stock of the Company (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange or approved for trading on an established automatic over-the-counter trading market in the United States. "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

    On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly pay for Notes so accepted an amount equal to the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

    The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

    For purposes of the definition of Change of Control, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issuance Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issuance Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the holders thereof.

    To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations that may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control.

    The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "--Subordination." Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, person or entity unless (i) the Company is the surviving corporation or the person or entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; and (iii) immediately after such transaction no Default or Event of Default exists.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, an audit report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing).

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture) or failure to perform any conversion of the Securities and the continuance of such failure for a period of 30 days;
(ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the caption "--Repurchase of Notes at the Option of Holders Upon a Change of Control"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its

Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is an amount which, in the aggregate, is equal to or greater than $20 million; (vi) failure by the Company or any of its Subsidiaries to pay final judgments in an amount which, in the aggregate, exceeds $20 million and which judgments are not paid, discharged, bonded or stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of all Holders waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offeror exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes, (vii) modify the conversion or subordination provisions of the Indenture in a manner adverse to the Holders of the Notes or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

    The Notes sold within the United States to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers") were initially issued in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Notes sold in offshore transactions in reliance on Regulation S were initially issued in the form of one or more registered, global book-entry notes without interest coupons (the "Reg S Global Notes"). The Reg S Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at Euroclear and Cedel. During the 40-day period commencing on the day after the original Issuance Date of a Note (the "40-Day Restricted Period"), beneficial interests in the Reg S Global Note may be held only through Euroclear or Cedel, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. After the 40 Day Restricted Period, (i) beneficial interests in the Reg S Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively "Global Notes."

    Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

    The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global

Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through Euroclear or Cedel or indirectly through organizations that are participants in Euroclear or Cedel. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Global Notes through organizations other than Euroclear and Cedel that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Cedel (each a "Nominee" of Euroclear and Cedel, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Cedel, respectively. Euroclear and Cedel will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or Cedel. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see and "--Transfers of Interests in Global Notes for Certificated Notes."

    EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

    The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Cedel) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Cedel, on the other hand, will be effected by Euroclear or Cedel's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel; HOWEVER, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Cedel, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Cedel and within their established deadlines (Brussels time for Euroclear and UK time for Cedel). Indirect Participants who hold interest in the Notes through Euroclear and Cedel may not deliver instructions directly to Euroclear's or Cedel's Nominee. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Cedel's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Cedel purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Cedel during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Cedel customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or Cedel immediately following DTC's settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Transfers of Interests in Global Notes for Certificated Notes."

    Beneficial owners of Notes who desire to convert their Notes into Common Stock pursuant to the terms of the Indenture should contact their brokers or other Direct or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and Cedel and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

    Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Global Note through Euroclear or Cedel will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the legend printed on the Reg S Global Notes.

    Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

    Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    In all cases described herein, such Certificated Notes will bear a restrictive legend unless the Company determines otherwise in compliance with applicable law.

    Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

    Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the applicable restrictions on transfer.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

TRANSFER AND EXCHANGE IN ACCORDANCE WITH INDENTURE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note is treated as the owner of the Note for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the Holders, that (i) it will, at its cost, within 90 days after the closing of the Offering (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the Commission to register the public offer and resale of the Notes and the Conversion Shares (as defined below) under the Securities Act, (ii) it will use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 180 days after the Closing, and (iii) it will use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act, subject to certain exceptions specified in the Registration Rights Agreement, for two years. The Company is permitted to suspend use of the Prospectus forming a part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and similar events. If (a) the Company fails to file the Shelf Registration Statement on or before the date specified for such filing in the Registration Rights Agreement,
(b) the Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement or (c) the Shelf Registration Statement ceases to be effective or usable (other than for certain limited periods specified in the Registration Rights Agreement including up to 90 days in the aggregate during any 365-day period in connection with certain pending corporate developments) in connection with resales of Transfer Restricted Securities (as defined below) (each such event a "Registration Default"), then the Company is required to pay damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 aggregate principal amount of the Notes, or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock, constituting Transfer Restricted Securities, held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 aggregate principal amount of the Notes held by each Holder (or shares of Common Stock, as noted above) with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 aggregate principal amount of the Notes (or shares of Common Stock, as noted above) held by each Holder. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date in cash. Such payment will be made to Holders as set forth under "--Same Day Settlement and Payment." Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    For purposes of the foregoing, "Transfer Restricted Securities" means the Notes and the shares of Common Stock into which the Notes are convertible (the "Conversion Shares") until (i) the date on which such Transfer Restricted Securities have been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such Transfer Restricted Securities are distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or are saleable pursuant to Rule 144(k) under the Securities Act and all legends relating to transfer restrictions have been removed or (iii) the date on which such Transfer Restricted Securities cease to be outstanding.

    Holders of Notes will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    If the Company determines that it is permissible to do so under applicable law, in lieu of filing or maintaining the effectiveness of the shelf registration statement with respect to Notes, the Company may, at its option, file with the Commission a registration statement with respect to an issue of notes identical in all material respects to the Notes (the "New Notes") except as to transfer restrictions and, upon such registration statement becoming effective, offer the holders of the Notes the opportunity to exchange their Notes for the New Notes. The Company has not determined that any such registered exchange offer is permissible under applicable law, and there can be no assurance that it will do so in the future.

    The Company will provide to each registered holder of the Transfer Restricted Securities, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Transfer Restricted Securities has become effective and take certain other actions as are required to permit unrestricted resales of the Transfer Restricted Securities. A holder of Transfer Restricted Securities that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).

THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

    The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Credit Facility" means that certain Third Amended and Restated Credit Agreement among PETsMART, certain lenders and NationsBank of Texas, N.A. as administrative lender, dated as of April 18, 1997, as amended.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) all outstanding Indebtedness under the Credit Facility and (ii) any other Senior Indebtedness which (a) at the time of determination has an outstanding principal amount or commitment in excess of $20 million and (b) is specifically designated in the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) as "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.) For purposes of this definition, the term "Credit Facility" shall include any agreement governing Indebtedness incurred to refund, replace or refinance borrowings under the Credit Facility, or any subsequent replacement or refinancing thereof.

    "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Global Notes" means U.S. Global Notes and Reg S Global Notes.

    "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets or (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person, contingent or otherwise (and, without duplication, the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

    "Issuance Date" means the date on which the Notes are originally issued and authenticated under the Indenture.

    "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to Senior Indebtedness to the same extent as the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "person" or "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "Regulation S" means Regulation S promulgated under the Securities Act.

    "Rule 144A" means Rule 144A promulgated under the Securities Act.

    "Senior Indebtedness" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in respect of the Credit Facility and any other Indebtedness of the Company (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Indebtedness, any interest accruing after the filing of a petition by or against the Company under any Bankruptcy Law, whether or not allowed as a claim after such filing in any proceeding under such Bankruptcy
Law), whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Indebtedness does not include (v) Indebtedness evidenced by the Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) Indebtedness of the Company to any of its Subsidiaries, (y) trade payables of the Company, and (z) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

    "Significant Subsidiary" means any subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the Indenture.

    "Stated Maturity" when used with respect to the Notes, means November 1, 2004.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                         DESCRIPTION OF CREDIT FACILITY

    In connection with the initial offering of the Notes, the Company negotiated an amendment (the "Amendment") to its existing Credit Facility. The Amendment permitted the Company to issue the Notes and otherwise modified the terms of the Credit Facility as set forth below.

    The following summary of the Credit Facility does not purport to be complete and is subject to the detailed provisions thereof and various related documents entered into in connection with the Credit Facility.

    The Credit Facility provides for revolving borrowings in a maximum amount of up to $125.0 million, subject to borrowing base limitations as set forth below, and matures on April 17, 2000. Up to $15.0 million of the Credit Facility is available for issuances of standby and commercial letters of credit. Borrowings under the Credit Facility are unsecured except for the pledge of 65% of the outstanding voting shares of two of the Company's foreign subsidiaries and are guaranteed by substantially all of the Company's North American subsidiaries.

    Borrowings under the Credit Facility are available for working capital and general corporate purposes. Under the Amendment, borrowings under the Credit Facility, together with amounts outstanding under the Construction Facility (as defined below) and outstanding letters of credit, may not exceed 50% of the Company's working capital (as defined therein).

    Borrowings under the Credit Facility bear interest, at the option of the Company, at either (i) LIBOR plus an applicable margin or (ii) the Base Rate (as defined therein). The applicable margin over LIBOR is set quarterly based on (i) the Company's rating, if any, by Standard & Poor's Rating Group or Moody's Investors Service, and (ii) the Company's fixed charges coverage ratio (as defined therein). The Company is required to pay certain fees in connection with the Credit Facility, including a commitment fee payable quarterly ranging from 0.200% to 0.400% of the unused portion of the Credit Facility.

    The Credit Facility contains certain financial covenants which require the Company to maintain a specified fixed charge coverage ratio, total debt to capitalization ratio, debt ratio and net worth. The Credit Facility contains customary representations and warranties and requires compliance by the Company with certain other covenants, including, without limitation, covenants limiting
(i) capital expenditures, (ii) other indebtedness, (iii) liens on the Company's assets, (iv) mergers and consolidations, (v) the payment of dividends and other distributions and (vi) acquisitions. The Credit Facility also contains customary events of default, including, without limitation, (a) the failure to pay interest, principal or other amounts payable in connection with the Credit Facility when due, (b) the material inaccuracy of representations or warranties,
(c) insolvency, bankruptcy proceedings or material judgments, and (d) the occurrence of a change of control (as defined therein) of the Company. Additionally, the Credit Facility contains cross-default provisions to certain other indebtedness of the Company, and specifically to obligations of the Company under agreements for the lease of certain of its retail stores (the "Lease Agreements").

    The Company has entered into the Lease Agreements in connection with the structured lease financing of certain of its retail stores (the "Structured Lease Facilities"). The Structured Lease Facilities currently include a $60 million facility, up to $10 million of which may be used by a special purpose entity (not affiliated with the Company) to acquire and hold undeveloped land, and the balance of which may be used by such entity for the construction of new stores (the "Construction Facility"). Under the Structured Lease Facilities, another special purpose entity (not affiliated with the Company) leases the completed stores to the Company. The Structured Lease Facilities have initial maturities ranging from April 17, 1999 to April 17, 2002 and contains certain options for renewal. The Company does not hold title at any time to any of the properties covered by the Lease Agreements, but may elect to purchase the properties at specified dates during the lease term. At the end of the lease term or upon the occurrence of an event of default, the Company is required to either purchase the properties at a specified price or arrange for the sale of the properties to a third party and thereby guarantee a minimum residual value of the leased property to the lessor. The lease rates under Structured Lease Facilities are reflective of the landlord's cost of financing, and the Company believes such lease rates to be the best available alternative for the occupancy of its retail stores. Each of the Lease Agreements contain financial covenants substantially identical to those contained in the Credit Facility and a cross-default provision to the Credit Facility, among other provisions.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, $.0001 par value, and 10,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock"). As of November 19, 1997, there were 115,294,485 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

AUTHORIZED BUT UNISSUED PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

SHARE PURCHASE RIGHTS PLAN

    In August 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan, commonly known as a "poison pill." The Share Purchase Rights Plan provides for the distribution of certain rights to acquire shares of the Company's Series A Junior Participating Preferred Stock (the "Rights") as a dividend for each share of Common Stock held of record as of August 29, 1997. The Rights are triggered and become potentially exercisable upon the occurrence of either the (i) acquisition of 15% or more (20% or more in certain instances) beneficial ownership of the Company's Common Stock by a person or group, or (ii) ten days (or such later time as may be set by the Board of Directors) after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of the Company's Common Stock by a person or group. If triggered and certain other conditions are met, each Right effectively provides its holder, other than holders who are "Acquiring Persons," the right to purchase shares of Common Stock at a 50% discount from the market price at that time, upon payment of an exercise price of $65 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of shares of common stock of an acquirer at a 50% discount from the market price at that time. The Board of Directors has the right to redeem the Rights at a price of $0.001 per Right at any time prior to the close of business on the day of the first public announcement that a person has become an "Acquiring Person." If the Rights are triggered the Board of Directors may elect to exchange each Right (other than Rights held by Acquiring Persons) for one share of Common Stock. The Rights have no voting privileges and are attached to and trade with Company's Common Stock. The Board of Directors also generally may amend the terms of the Rights without the consent of the holders of the Rights. The Rights expire on August 28, 2007. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT

    The transfer agent for the Company's Common Stock is Norwest Bank Minnesota, N.A.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of Notes. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. The tax treatment of holders of the Notes may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions, subsequent purchasers of Notes and broker-dealers) may be subject to special rules not discussed below. In addition, this discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, this discussion assumes that a holder acquires a Note at original issuance and holds such Note as a capital asset and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

    As used herein, the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

UNITED STATES HOLDERS

STATED INTEREST

    Stated interest on a Note will be taxable to a United States Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes. The Company expects that the Notes will not be considered to be issued with original issue discount for federal income tax purposes.

PAYMENTS ON REGISTRATION DEFAULT

    The treatment of interest as described above with respect to the Notes is based in part on the assumption that as of the date of issuance of the Notes, the possibility that Liquidated Damages would be paid to United States Holders of the Notes pursuant to a Registration Default was remote. The Internal Revenue Service (the "IRS") may take a different position, which could affect the timing and character of interest income by United States Holders of the Notes. While not free from doubt, if Liquidated Damages are in fact paid, the Company believes that each United States Holder will be required to include the Liquidated Damages in income in accordance with such United States Holder's method of accounting as ordinary income.

CONVERSION OF NOTES INTO COMMON STOCK

    In general, no gain or loss will be recognized for income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share.

The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

    The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits.

MARKET DISCOUNT

    Investors acquiring Notes should note that the resale of Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at market discount (I.E., at a price below its stated redemption price at maturity) in excess of a statutorily-defined DE MINIMIS amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (E.G., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Except as described above under "--Conversion of Notes into Common Stock," upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest which will be taxable as ordinary income) and such holder's adjusted tax basis in the Note. Each United States Holder of Common Stock into which the Notes are converted will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Gain or loss recognized on the disposition of a Note or Common Stock generally will be capital gain or loss (subject to the market discount rules described above under "--Market Discount." Pursuant to the recently enacted Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the Notes or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35% on all capital gains and ordinary income.

    The exchange of a Note by a United States Holder for a new Note should not constitute a taxable exchange of the Note. As a result, a United States Holder should not recognize taxable gain or loss upon receipt of a new Note, a United States Holder's holding period for a new Note should generally include the holding period for the Note so exchanged and such holder's adjusted tax basis in a new Note should generally be the same as such holder's adjusted tax basis in the Note so exchanged.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A United States Holder of a Note, or of Common Stock issued upon conversion of a Note, may be subject to information reporting and possibly backup withholding. If applicable, backup withholding would apply at a rate of 31% with respect to dividends or interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, such Note or Common Stock, as the case may be, unless (i) such United States Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules. Amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the United States Holder to a refund, provided that the required information is provided to the IRS.

    Recently issued Treasury regulations (the "Final Withholding Regulations"), which are generally effective with respect to payments made after December 31, 1998, modify the currently effective information reporting and backup withholding procedures and requirements, and provide certain presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. To avoid backup withholding with respect to payments made after December 31, 1998, initial United States Holders will be required to provide certification, if applicable, that conforms to the requirements of the Final Withholding Regulations, subject to certain transitional rules which may apply to extend until December 31, 1999 a certification given in accordance with prior Treasury Regulations. Because the application of the Final Withholding Regulations will vary depending on the United States Holder's particular circumstances, United States Holders are urged to consult their tax advisors regarding the application of the Final Withholding Regulations.

NON-UNITED STATES HOLDERS

NOTES

    Interest paid by the Company to any beneficial owner of a Note that is not a United States Holder (a "Non-United States Holder") will generally not be subject to United States federal withholding tax if (i) the interest is not effectively connected with the conduct of a trade or business within the United States, (ii) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Non-United States Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (iv) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address on United States Treasury Form W-8 (or on a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payer with a copy thereof.

    Payments to a Non-United States Holder not described in clauses (ii) through
(iv), above, will be subject to withholding at a rate of 30% on the gross amount of such payment, unless the rate of withholding is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder provides the Company with a properly completed Form 1001 certifying to its exemption from withholding under such treaty. For a Non-United States Holder for which payments on the Notes constitute income effectively connected with a United States trade or business of such Holder, such Holder must provide a properly executed Form 4224 (or such successor forms as the IRS designates) in order to avoid imposition of withholding tax at a rate of 30% (and, in the case of corporate Holders, the branch profits tax). Non-United States Holders providing such certification instead will be subject to United States net income taxation at regular graduated rates on such effectively connected income. The Final Withholding Regulations consolidate and modify the current certification requirements and means by which a Non-United States Holder may claim exemption from United States federal income tax withholding. A Non-United States Holder must provide certification that complies with the procedures in the Final Withholding Regulation, where required, by the first payment date after the effective date of those regulations, subject to certain transitional rules which may extend certifications previously provided by such Non-United States Holder in accordance with the currently effective Treasury Regulations until December 31, 1999. Non-United States Holders claiming benefits under an income tax treaty may be required to obtain a taxpayer identification number and to certify its eligibility under the applicable treaty's limitations on benefits article in order to comply with the Final Withholding Regulations' certification requirements. All Non-United States Holders should consult their tax advisors regarding the application of the Final Withholding Regulations, which are generally effective with respect to payments made after December 31, 1998.

    A Non-United States Holder generally will not be subject to United States federal income tax on any capital gain realized in connection with the sale, exchange, retirement, or other disposition of a Note, including the exchange of a Note for Common Stock, provided (i) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and
(ii) in the case of a Non-United States Holder that is an individual, such holder is not present in the United States for 183 days or more in the taxable year of the disposition.

    A Note held directly by an individual who, at the time of death, is not a citizen or resident of the United States should not be includible in such individual's gross estate for United States estate tax purposes as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, if payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Even if the Note was includible in the gross estate under the foregoing rules, the Note may be excluded under the provisions of an applicable estate tax treaty.

COMMON STOCK

    In general, dividends paid to a Non-United States Holder of the Common Stock will be subject to United States federal income tax withholding at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-United States Holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("United States trade or business income") are generally subject to United States federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-United States Holder files the appropriate form with the payer. Any United States trade or business income received by a Non-United States Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

    Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and, under current Treasury Regulations, for purposes of determining the applicability of a tax treaty rate.

Under the Final Withholding Regulations, which are generally effective with respect to payments made after December 31, 1998, a Non-United States Holder of the Common Stock who wishes to claim the benefit of an applicable tax treaty rate would be required to satisfy applicable certification and other requirements, which might include filing a Form W-8 that contains the Non-United States Holder's name and address and a certification that such Holder is eligible for the benefits of such treaty under its Limitations on Benefits Article.

    A Non-United States Holder of the Common Stock generally will not be subject to United States income or withholding tax on capital gain realized on the sale, exchange or redemption of such stock, provided (i) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and (ii) in the case of a Non-United States Holder that is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition. Common Stock held directly by an individual who at the time of death is not a citizen or resident of the United States will nevertheless generally be includible in the gross estate of such individual for United States estate tax purposes, subject to contrary provisions of an applicable estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments on the Notes made by the Company or any paying agent of the Company to Non-United States Holders generally should not be subject to information reporting and backup withholding at the rate of 31% if the certification described under "--The Notes" above is received and the payer does not have actual knowledge that the Holder is a United States Holder. If paid to an address outside the United States, dividends on Common Stock held by Non-United States Holders will generally not be subject to information reporting and backup withholding, provided that the payer does not have actual knowledge that the Holder is a United States person. However, under the Final Withholding Regulations, which will not be effective prior to January 1, 1999, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied.

    Payment of proceeds from a sale of a Note or the Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder certifies as to its Non-United States Holder status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a Note or the Common Stock to or through a foreign office of a "broker" (as defined in applicable United States Treasury Regulations) should not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is from a United State trade or business, information reporting should apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a United States Holder and certain other conditions are not met or the beneficial owner otherwise establishes an exemption.

    All Non-United States Holders are urged to consult their tax advisors regarding the possible application of information reporting and backup withholding in light of their particular circumstances under the Final Withholding Regulations.

                            SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the
number of shares of Common Stock owned by each of them as of December   , 1997
and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by Norwest Bank Minnesota, N.A., trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                            PRINCIPAL AMOUNT                         COMMON STOCK
                                             OF NOTES OWNED    PRINCIPAL AMOUNT OF    OWNED PRIOR
                                                PRIOR TO              NOTES               TO          COMMON STOCK
NAME                                          OFFERING(1)        OFFERED HEREBY     OFFERING(1)(2)   OFFERED HEREBY
-----------------------------------------  ------------------  -------------------  ---------------  --------------

    *


------------------------

 * The Registrant will amend the Registration Statement prior to effectiveness to provide a current list of Selling Securityholders.

(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes Conversion Shares based on a conversion price of $8.75 per share and a cash payment in lieu of any fractional interest.

    Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                              PLAN OF DISTRIBUTION

    The Notes and the Conversion Shares offered hereby may be sold from time to time by the Selling Securityholders to purchasers directly by any of the Selling Securityholders in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

    Any of the Selling Securityholders may from time to time offer the Notes or Conversion Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. Each Selling Securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares less discounts and commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Notes or Conversion Shares to be made directly or through agents. The Company will not receive any of the proceeds from this offering. Alternatively, the Selling Securityholders may sell all or a portion of the Notes and the Conversion Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers.

    The Company's outstanding Common Stock is listed for trading on Nasdaq. Prior to this offering, the Notes were eligible for trading on the PORTAL market. The Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Company does not intend to list the Notes for trading on any national securities exchange or on the Nasdaq Stock Market. Accordingly, no assurance can be given as to the development of any trading market for the Notes. See "Risk Factors--Limited Public Market for the Notes; Possible Volatility of Stock Price; Absence of Dividends."

    In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Notes and Conversion Shares offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

    In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

    To the extent required, the specific Notes or Conversion Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Company entered into a Registration Rights Agreement for the benefit of holders of the Notes to register their Notes and Conversion Shares under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the Notes and the Conversion Shares, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the parties may be required to make in respect thereof.

    The Company will pay substantially all of the expenses incurred by the Selling Securityholders and the Company incident to the offering and sale of the Notes and the Conversion Shares excluding any underwriting discounts or commissions.

                                 LEGAL MATTERS

    The validity of the Notes and the Conversion Shares offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. As of the date of this Prospectus certain attorneys with such firm beneficially owned approximately 31,000 shares of Common Stock of the Company.

                                    EXPERTS

    The consolidated financial statements of PETsMART, Inc. as of February 2, 1997 and January 28, 1996 and for each of the three years in the period ended February 2, 1997 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, except as they relate to Petstuff, Inc. and subsidiaries ("Petstuff"), Sporting Dog Specialties, Inc. and affiliates ("Sporting Dog"), The Pet Food Giant, Inc. ("Pet Food Giant"), State Line Tack, Inc. and subsidiaries ("State Line Tack") and Pet City Holdings Plc and subsidiaries ("Pet City"), have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to the financial statements of Petstuff for the year ended January 29, 1995, not included separately herein, by Deloitte & Touche LLP, and insofar as they relate to the financial statements of Sporting Dog as of January 31, 1995 and for the year then ended, not included separately herein, by Davie, Kaplan & Braverman, P.C., and insofar as they relate to the financial statements of Pet Food Giant, for the year ended December 31, 1994, not included separately herein, by Coopers & Lybrand L.L.P., and insofar as they relate to the financial statements of State Line Tack as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, not included separately herein, by Arthur Andersen LLP, and insofar as they relate to the financial statements of Pet City as of July 27, 1996 and July 29, 1995 and for each of the 52 weeks then ended, not included separately herein, by Grant Thornton, whose reports thereon are incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of said firms as experts in auditing and accounting.

    The consolidated statements of operations, shareholders' equity, and cash flows of Petstuff for the year ended January 29, 1995, not separately presented in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a certain complaint). Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

    The combined balance sheet of Sporting Dog as of January 31, 1995, and the related combined statements of income, retained earnings and cash flows for the year then ended, not separately presented in this Prospectus, have been audited by Davie, Kaplan & Braverman, P.C., independent auditors, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

    The statements of operation and cash flows of Pet Food Giant for the fiscal year ended December 31, 1994, not separately presented in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

    The consolidated balance sheets of State Line Tack as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, not separately presented in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

    The consolidated balance sheets of Pet City as of July 27, 1996 and July 29, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the 52 weeks then ended, not separately presented in this Prospectus, have been audited by Grant Thornton, independent chartered accountants, whose report thereon is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K. Such financial statements, to the extent they have been included in the consolidated financial statements of PETsMART, Inc., have been so incorporated in reliance on their report given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
Available Information......................................................................................          i
Incorporation of Certain Documents by Reference............................................................          i
Disclosure Regarding Forward-Looking Statements............................................................         ii
Summary....................................................................................................          1
Risk Factors...............................................................................................          3
Use of Proceeds............................................................................................          8
Price Range of Common Stock................................................................................          8
Dividend Policy............................................................................................          8
Capitalization.............................................................................................          9
Selected Financial Data....................................................................................         10
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         12
Business...................................................................................................         22
Management.................................................................................................         30
Description of Notes.......................................................................................         34
Description of Credit Facility.............................................................................         51
Description of Capital Stock...............................................................................         52
Certain Federal Income Tax Considerations..................................................................         53
Selling Securityholders....................................................................................         58
Plan of Distribution.......................................................................................         59
Legal Matters..............................................................................................         60
Experts....................................................................................................         60

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee..................................................  $  60,606
NASD filing fee...................................................         --
Nasdaq listing fee................................................     17,500
Blue sky qualification fees and expenses..........................         --
Printing and engraving expenses...................................     10,000
Legal fees and expenses...........................................     20,000
Accounting fees and expenses......................................     15,000
Transfer agent and registrar fees.................................         --
Miscellaneous.....................................................      1,894
                                                                    ---------
Total.............................................................  $ 125,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for act or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) Exhibits

  EXHIBIT
  NUMBER                                         DESCRIPTION OF DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
      2.1    Agreement and Plan of Reorganization by and among PETsMART, PETsMART Acquisition Corp. and
               Petstuff, Inc., dated February 7, 1995, as amended.(5)
      2.2    Agreement and Plan of Reorganization between PETsMART and The Weisheimer Companies, Inc., dated
               January 28, 1994.(2)
      2.3    Agreement and Plan of Reorganization between PETsMART, Remington Acquisition Corp., Sporting Dog
               Specialties, Inc. and certain individual shareholders named therein, dated as of April 3, 1995
               (the Sporting Dog Agreement).(3)
      2.4    Form of First Amendment to the Sporting Dog Agreement, dated as of April 18, 1995.(3)
      2.5    Agreement and Plan of Reorganization and Plan of Merger by and among PETsMART, Turnpike
               Acquisition Corp., and The Pet Food Giant, Inc., dated as of August 17, 1995.(5)
      2.6    Agreement and Plan of Reorganization by and among PETsMART, Stallion Acquisition Corp., and
               State Line Tack, Inc., dated as of December 20, 1995.(6)
      2.7    Merger Agreement by and among PETsMART and Pet City Holdings plc, dated as of October 24,
               1996.(9)
      3.1    Restated Certificate of Incorporation of PETsMART.(1)
      3.2    By-laws of PETsMART.(1)
      3.3    Certificate of Amendment of Restated Certificate of Incorporation of PETsMART.(7)
      4.1    Reference is made to Exhibits 3.1, 3.2 and 3.3.
      4.2    Restated Registration and First Refusal Rights Agreement, among PETsMART and the parties named therein, dated October 30, 1992.(1)
      4.3    Series H Preferred Stock Purchase Agreement between PETsMART and the other parties named therein, dated as of September 8,1991.(1)
      4.4    Indenture between PETsMART and Norwest Bank Minnesota, N.A., as Trustee dated as of November 7,
               1997.
      4.5    Purchase Agreement by and among PETsMART, Donaldson, Lufkin & Jenrette Securities Corporation,
               and NationsBanc Montgomery Securities, Inc., dated as of November 4, 1997.
      4.6    Registration Rights Agreement by and among PETsMART, Donaldson, Lufkin & Jenrette Securities
               Corporation, and NationsBanc Montgomery Securities, Inc., dated as of November 7, 1997.
      5.1    Opinion of Cooley Godward LLP.
     10.1    Form of Indemnity Agreement entered into between PETsMART and its directors and officers, with related schedules.(1)
     10.2*   PETsMART's 1995 Equity Incentive Plan (the Incentive Plan)(an amendment and restatement of the
               Registrant's 1988 Stock Option Plan).(4)
     10.3*   Form of Incentive Stock Option Grant under the Incentive Plan.(4)
     10.4*   Form of Non-qualified Stock Option Grant under the Incentive Plan.(4)

  EXHIBIT
  NUMBER                                         DESCRIPTION OF DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
     10.5*   PETsMART's 1992 Non-Employee Director's Stock Option Plan (the Director's Plan).(1)
     10.6*   PETsMART's Employee Stock Purchase Plan.(1)
     10.12*  Employment Agreement between Giles Clarke, PETsMART and Pet City Holdings plc, dated as of
               October 23, 1996.(8)
     10.13   Third Amended and Restated Credit Agreement among PETsMART, certain lenders, and NationsBank of
               Texas, N.A. as Administrative Lender, dated as of April 18, 1997.(9)
     10.14   First Amendment, dated as of August 6, 1997, to Third Amended and Restated Credit Agreement
               among PETsMART, certain lenders, and NationsBank of Texas, N.A. as Administrative Lender.(10)
     10.15   Second Amendment, dated as of October 29, 1997, to Third Amended and Restated Credit Agreement
               among PETsMART, certain lenders, and NationsBank of Texas, N.A. as Administrative Lender.
     12.1    Computation of Ratio of Earnings to Fixed Charges.
     23.1    Consent of Price Waterhouse LLP.
     23.2    Consent of Coopers & Lybrand L.L.P.
     23.3    Consent of Deloitte & Touche LLP.
     23.4    Consent of Davie, Kaplan & Braverman, P.C.
     23.5    Consent of Arthur Andersen LLP.
     23.6    Consent of Grant Thornton.
     23.7    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     25.1    Statement of Eligibility of Indenture Trustee on Form T-1.

------------------------

* Management Contract or Compensatory Plan or Agreement

(1) Incorporated by reference to the indicated exhibit to PETsMART's Registration Statement on Form S-1 (File No. 33-63912).

(2) Incorporated by reference to the indicated exhibit to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed April 8, 1994.

(3) Incorporated by reference to the indicated exhibit to PETsMART's Registration Statement on Form S-4 (File No. 33-91356), as amended.

(4) Incorporated by reference to Exhibits 10.1 and 10.2 to PETsMART's Quarterly Report on Form 10-Q (File No. 0-21888), filed June 8, 1995.

(5) Incorporated by reference to Exhibit 2.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed September 28, 1995.

(6) Incorporated by reference to Exhibit 10.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed February 13, 1996.

(7) Incorporated by reference to Exhibit 3.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed September 11, 1996.

(8) Incorporated by reference to Exhibits 2.1 and 10.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed on December 31, 1996, as amended by PETsMART's Current Report on Form 8-K/A (File No. 0-21888), filed February 14, 1997.

(9) Incorporated by reference to Exhibit 10.13 to PETsMART's Quarterly Report on Form 10-Q for the quarter ended May 4, 1997 (File No. 0-21888), filed June 11, 1997.

(10) Incorporated by reference to Exhibit 10.13 to PETsMART's Quarterly Report on Form 10-Q for the quarter ended August 3, 1997 (File No. 0-21888), filed September 16, 1997.

    (B) SCHEDULES.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    The undersigned Registrant hereby undertakes to remove from registration by mean of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 25th day of November, 1997.

                                PETSMART, INC.

                                By:             /s/ SAMUEL J. PARKER
                                     ------------------------------------------
                                                  Samuel J. Parker
                                       CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel J. Parker and Susan C. Schnabel, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule
462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                                TITLE                                  DATE
------------------------------------------------------  ---------------------------------------------------  ----------------------
                 /s/ SAMUEL J. PARKER
     -------------------------------------------        Chairman of the Board of Directors and Chief           November 25, 1997
                   Samuel J. Parker                       Executive Officer (PRINCIPAL EXECUTIVE OFFICER)

                /s/ SUSAN C. SCHNABEL
     -------------------------------------------        Senior Vice President, Chief Financial Officer         November 25, 1997
                  Susan C. Schnabel                       (PRINCIPAL FINANCIAL OFFICER)

                /s/ KENNETH A. CONWAY
     -------------------------------------------        Vice-President, Controller (PRINCIPAL ACCOUNTING       November 25, 1997
                  Kenneth A. Conway                       OFFICER)

                  /s/ DONNA R. ECTON
     -------------------------------------------        Chief Operating Officer and Director                   November 25, 1997
                    Donna R. Ecton

     -------------------------------------------        Director
                  Denis L. Defforey

                /s/ PHILIP L. FRANCIS
     -------------------------------------------        Director                                               November 25, 1997
                  Philip L. Francis

              /s/ RICHARD M. KOVACEVICH
     -------------------------------------------        Director                                               November 25, 1997
                Richard M. Kovacevich

               /s/ LAWRENCE S. PHILIPS
     -------------------------------------------        Director                                               November 25, 1997
                 Lawrence S. Philips

                 /s/ WALTER J. SALMON
     -------------------------------------------        Director                                               November 25, 1997
                   Walter J. Salmon

                /s/ THOMAS G. STEMBERG
     -------------------------------------------        Director                                               November 25, 1997
                  Thomas G. Stemberg

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                         DESCRIPTION OF DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
      2.1    Agreement and Plan of Reorganization by and among PETsMART, PETsMART Acquisition Corp. and
               Petstuff, Inc., dated February 7, 1995, as amended.(5)
      2.2    Agreement and Plan of Reorganization between PETsMART and The Weisheimer Companies, Inc., dated
               January 28, 1994.(2)
      2.3    Agreement and Plan of Reorganization between PETsMART, Remington Acquisition Corp., Sporting Dog
               Specialties, Inc. and certain individual shareholders named therein, dated as of April 3, 1995
               (the Sporting Dog Agreement).(3)
      2.4    Form of First Amendment to the Sporting Dog Agreement, dated as of April 18, 1995.(3)
      2.5    Agreement and Plan of Reorganization and Plan of Merger by and among PETsMART, Turnpike
               Acquisition Corp., and The Pet Food Giant, Inc., dated as of August 17, 1995.(5)
      2.6    Agreement and Plan of Reorganization by and among PETsMART, Stallion Acquisition Corp., and
               State Line Tack, Inc., dated as of December 20, 1995.(6)
      2.7    Merger Agreement by and among PETsMART and Pet City Holdings plc, dated as of October 24,
               1996.(9)
      3.1    Restated Certificate of Incorporation of PETsMART.(1)
      3.2    By-laws of PETsMART.(1)
      3.3    Certificate of Amendment of Restated Certificate of Incorporation of PETsMART.(7)
      4.1    Reference is made to Exhibits 3.1, 3.2 and 3.3.
      4.2    Restated Registration and First Refusal Rights Agreement, among PETsMART and the parties named therein, dated October 30, 1992.(1)
      4.3    Series H Preferred Stock Purchase Agreement between PETsMART and the other parties named therein, dated as of September 8,1991.(1)
      4.4    Indenture between PETsMART and Norwest Bank Minnesota, N.A., as Trustee dated as of November 7,
               1997.
      4.5    Purchase Agreement by and among PETsMART, Donaldson, Lufkin & Jenrette Securities Corporation,
               and NationsBanc Montgomery Securities, Inc., dated as of November 4, 1997.
      4.6    Registration Rights Agreement by and among PETsMART, Donaldson, Lufkin & Jenrette Securities
               Corporation, and NationsBanc Montgomery Securities, Inc., dated as of November 7, 1997.
      5.1    Opinion of Cooley Godward LLP.
     10.1    Form of Indemnity Agreement entered into between PETsMART and its directors and officers, with related schedules.(1)
     10.2*   PETsMART's 1995 Equity Incentive Plan (the Incentive Plan)(an amendment and restatement of the
               Registrant's 1988 Stock Option Plan).(4)
     10.3*   Form of Incentive Stock Option Grant under the Incentive Plan.(4)
     10.4*   Form of Non-qualified Stock Option Grant under the Incentive Plan.(4)
     10.5*   PETsMART's 1992 Non-Employee Director's Stock Option Plan (the Director's Plan).(1)
     10.6*   PETsMART's Employee Stock Purchase Plan.(1)

  EXHIBIT
  NUMBER                                         DESCRIPTION OF DOCUMENT
-----------  ------------------------------------------------------------------------------------------------
     10.12*  Employment Agreement between Giles Clarke, PETsMART and Pet City Holdings plc, dated as of
               October 23, 1996.(8)
     10.13   Third Amended and Restated Credit Agreement among PETsMART, certain lenders, and NationsBank of
               Texas, N.A. as Administrative Lender, dated as of April 18, 1997.(9)
     10.14   First Amendment, dated as of August 6, 1997, to Third Amended and Restated Credit Agreement
               among PETsMART, certain lenders, and NationsBank of Texas, N.A. as Administrative Lender.(10)
     10.15   Second Amendment, dated as of October 29, 1997, to Third Amended and Restated Credit Agreement
               among PETsMART, certain lenders, and NationsBank of Texas, N.A. as Administrative Lender.
     12.1    Computation of Ratio of Earnings to Fixed Charges.
     23.1    Consent of Price Waterhouse LLP.
     23.2    Consent of Coopers & Lybrand L.L.P.
     23.3    Consent of Deloitte & Touche LLP.
     23.4    Consent of Davie, Kaplan & Braverman, P.C.
     23.5    Consent of Arthur Andersen LLP.
     23.6    Consent of Grant Thornton.
     23.7    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     25.1    Statement of Eligibility of Indenture Trustee on Form T-1.

------------------------

* Management Contract or Compensatory Plan or Agreement

(1) Incorporated by reference to the indicated exhibit to PETsMART's Registration Statement on Form S-1 (File No. 33-63912).

(2) Incorporated by reference to the indicated exhibit to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed April 8, 1994.

(3) Incorporated by reference to the indicated exhibit to PETsMART's Registration Statement on Form S-4 (File No. 33-91356), as amended.

(4) Incorporated by reference to Exhibits 10.1 and 10.2 to PETsMART's Quarterly Report on Form 10-Q (File No. 0-21888), filed June 8, 1995.

(5) Incorporated by reference to Exhibit 2.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed September 28, 1995.

(6) Incorporated by reference to Exhibit 10.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed February 13, 1996.

(7) Incorporated by reference to Exhibit 3.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed September 11, 1996.

(8) Incorporated by reference to Exhibits 2.1 and 10.1 to PETsMART's Current Report on Form 8-K (File No. 0-21888), filed on December 31, 1996, as amended by PETsMART's Current Report on Form 8-K/A (File No. 0-21888), filed February 14, 1997.

(9) Incorporated by reference to Exhibit 10.13 to PETsMART's Quarterly Report on Form 10-Q for the quarter ended May 4, 1997 (File No. 0-21888), filed June 11, 1997.

(10) Incorporated by reference to Exhibit 10.13 to PETsMART's Quarterly Report on Form 10-Q for the quarter ended August 3, 1997 (File No. 0-21888), filed September 16, 1997.